UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                     )

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LEAF GROUP LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2018

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Leaf Group Ltd. (“Leaf Group,” “we,” “us” or “our”) to be held on Tuesday, June 12, 2018, at 2:00 p.m. Pacific Daylight Time, at our corporate headquarters located at 1655 26th Street, Santa Monica, California 90404.

Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in the accompanying proxy statement. We have also made available a copy of our 2017 Annual Report to stockholders with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

In addition to the business to be transacted as described in the proxy materials, management will respond to questions of general interest to stockholders, including questions related to the matters to be voted on at the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you do not attend the annual meeting in person, you may vote on the Internet or by telephone, or if you are receiving a paper copy of the proxy statement, by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

Sean Moriarty Chief Executive Officer

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 12, 2018

To the Stockholders of Leaf Group Ltd.:

We will hold the 2018 annual meeting of stockholders (the “annual meeting”) of Leaf Group Ltd. (“Leaf Group,” “we,” “us” or “our”) at our corporate headquarters located at 1655 26th Street, Santa Monica, California 90404, on Tuesday, June 12, 2018, at 2:00 p.m. Pacific Daylight Time. We will consider and act on the following items of business at the annual meeting:

1.                                      Re-election of each of Victor Parker, Mitchell Stern and John Pleasants as a director to serve for a three-year term expiring at the 2021 annual meeting of stockholders and when his successor is duly elected and qualified, or until his earlier resignation or removal.

2.                                      Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

3.                                      Non-binding advisory vote to approve executive compensation (“say-on-pay” vote).

4.                                      Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the three nominees for director, a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and a vote “FOR” the non-binding advisory say-on-pay vote.

Only stockholders of record at the close of business on April 18, 2018 are entitled to receive notice of, to attend, and to vote at the annual meeting, including any adjournments or postponements thereof. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting and at the executive offices of Leaf Group during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials mailed to you and the instructions on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice provided by that entity to determine whether and how you will be able to submit your proxy. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the annual meeting. Any stockholder attending the annual meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting.

Thank you for your ongoing support of Leaf Group.

By Order of the Board of Directors,

Sean Moriarty Chief Executive Officer

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

LEAF GROUP LTD.

1655 26th Street

Santa Monica, California 90404

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Your proxy is solicited on behalf of the board of directors (the “Board”) of Leaf Group Ltd., a Delaware corporation (“Leaf Group,” “we,” “us,” “our” or the “Company”), for use at our 2018 annual meeting of stockholders to be held on Tuesday, June 12, 2018, at 2:00 p.m. Pacific Daylight Time, at our corporate headquarters located at 1655 26th Street, Santa Monica, California 90404, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 12, 2018

This proxy statement, our 2017 Annual Report to stockholders and the Notice of the Annual Meeting of Stockholders are available at http://ir.leafgroup.com/investor-overview/proxy-and-annual-meeting/default.aspx. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record on or about April 30, 2018. Brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending a similar notice to beneficial owners. All stockholders will have the ability to access the proxy materials on the website listed above or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials within three business days of such request.

The proxy card will also provide instructions on how you may request that we send electronic or printed copies of future proxy materials to you by electronic mail or mail. Your election to receive proxy materials by electronic mail or printed copies by mail will remain in effect until you terminate it.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 18, 2018. You are entitled to one vote for each share of common stock held by you on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to above and in the Notice of Internet Availability. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or other nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or other nominee by following the instructions on the notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on June 11, 2018. If you vote through the Internet, you may incur costs to access the Internet, such as usage charges from Internet service providers, and that these costs must be borne by you. If you vote by Internet or telephone, then you do not need to return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a proxy, your shares will be voted “FOR” the election of each of the three nominees for director; “FOR” ratification of the appointment of the independent registered public accounting firm; and “FOR” the non-binding advisory say-on-pay vote. The proxy gives each of Sean Moriarty, Jantoon Reigersman and Adam Wergeles discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•                   delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                   signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•                   submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed); or

•                   attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Leaf Group proxies should be addressed to:

Leaf Group Ltd.

1655 26th Street

Santa Monica, California 90404

Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote your shares held by them on your behalf at the annual meeting.

Who Can Attend the Meeting

Only stockholders, their proxy holders and the Company’s guests may attend the meeting. You should be prepared to present valid photo identification, such as a driver’s license or passport. Additionally, if you hold shares through a broker, bank, trustee or nominee, you should bring proof of beneficial ownership as of April 18, 2018, such as (i) your most recent account statement reflecting your stock ownership prior to April 18, 2018; (ii) a copy of the voting instruction card provided by your banker, bank, trustee or nominee; or (iii) similar evidence of ownership.

Quorum and Votes Required

At the close of business on April 18, 2018, 24,752,763 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by brokers, banks or other nominees, but not voted due to the failure of the beneficial owners of those shares to provide voting instructions.

Quorum.  A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, may adjourn the annual meeting to another time or place.

Broker Non-Votes.  Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that the New York Stock Exchange (“NYSE”) determines to be “non-routine.” If your broker, bank or other nominee holds your common stock in “street name,” your broker, bank or other nominee will only vote your shares on “non-routine” proposals if you provide specific instructions on how to vote by filling out the voter instruction form sent to you by your broker. Only Item 2 (ratifying the appointment of our independent registered public accounting firm) is considered to be a routine matter. The other items are considered “non-routine” matters, and without your instruction, your broker, bank or other nominee cannot vote your shares on Item 1 (election of directors) or Item 3 (say-on-pay vote).

Election of Directors.  Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast is sufficient to elect a director, which means the nominee receiving the highest number of “for” votes will be elected. Abstentions will have no effect in determining which nominee received a plurality of votes cast because approval of a percentage of shares present or outstanding is not required for this proposal. Brokers, banks and other nominees are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares, and thus there will likely be broker non-votes on this proposal. Broker non-votes will have no effect in determining which nominee receives a plurality of the votes cast.

Ratification of Independent Registered Public Accounting Firm.  At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of Deloitte & Touche LLP as our new independent registered public accounting firm. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus broker non-votes are generally not expected to occur with respect to this matter. Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal.

Advisory Say-on-Pay Vote.  At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or by proxy and entitled to vote thereon is required for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. This is a non-routine proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes are not considered to be shares present and entitled to vote on this proposal, and thus will have no effect on the outcome of this matter. Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal. The say-on-pay vote is only advisory, and therefore not binding on the Company, the compensation committee or our Board. Although non-binding, the vote will provide information to our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation in the future.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice of Internet Availability or the proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock on behalf of beneficial owners send notices of internet availability, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (310) 656-6253, email at ir@leafgroup.com, or write to Investor Relations, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are forward-looking statements. These statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, as such disclosure may be updated in our quarterly reports on Form 10-Q and our current reports on Form 8-K.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our Board currently consists of eight (8) members (there is currently one (1) vacancy in Class III on the Board) who are divided into three classes with staggered three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his or her earlier death or resignation. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Our Amended and Restated Bylaws, or bylaws, provided for our Board to initially be comprised of nine directors and, thereafter, our bylaws permit our Board to fix the authorized number of directors by resolution of the Board. There are currently nine (9) directors authorized, with one vacancy in Class III on our Board. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may only be filled by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

In February 2015, the Board adopted a resolution to reduce the size of the Board to seven directors. In November 2016, the Board adopted a resolution to increase the size of the Board back to nine directors in connection with the appointments of John Pleasants and Jennifer Schulz to the Board. There is currently one (1) vacancy in Class III of the Board following the voluntary resignation of Mr. Frederic Harman, effective January 11, 2018.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Victor Parker, Mitchell Stern and John Pleasants for re-election as directors to the Board. Messrs. Parker, Stern and Pleasants each currently serve on our Board. Biographical information on each of the nominees is furnished below. If elected, each director nominee would serve in office until the expiration of his three-year term at the close of our 2021 annual meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Information Regarding the Board of Directors and Director Nominees

Set forth below is information as of the record date regarding each member of our Board, including each director nominee. There are no family relationships among any of our directors or executive officers. See “Corporate Governance” and “Director Compensation” below for additional information regarding the Board of Directors.

Name	Age	Position	Director Since	Term Expires
Victor Parker	48	Director	2006	2018
John Pleasants(1)	52	Director	2016	2018
Mitchell Stern(1)(2)	63	Director	2016	2018
Sean Moriarty	48	Director, Chief Executive Officer	2014	2019
James Quandt(2)	68	Non-Executive Chairman of the Board	2008	2019
John Hawkins(3)	57	Director	2006	2020
Brian Regan(1)(3)	46	Director	2015	2020
Jennifer Schulz(2)(3)	47	Director	2016	2020

(1)                                 Member of the compensation committee.

(2)                                 Member of the audit committee.

(3)                                 Member of the nominating and corporate governance committee.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2021 Annual Meeting of Stockholders

Victor Parker has served on our Board since 2006. Mr. Parker is a Managing Director at Spectrum Equity Investors, a growth equity firm investing in companies operating in the information economy, which he joined in September 1998. He was previously an associate at Summit Partners, L.P., a private equity firm focusing on the technology, healthcare and life sciences, and growth products and services sectors. Mr. Parker currently serves on the boards of Ancestry.com, Inc., TeachersPayTeachers, Prezi, Inc. and ExamSoft Worldwide, Inc. He has previously served on the boards of SurveyMonkey.com, Inc., NetQuote, Inc. and NetScreen Technologies, Inc. Mr. Parker holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Dartmouth College. He was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Parker’s financial expertise, combined with his experience with venture capital backed technology and Internet companies, provides our Board with a valuable perspective for important business, financial and strategic initiatives. Mr. Parker’s experience serving on the boards and board committees of various public and private companies brings practical business and financial leadership to our Board and provides him with increased knowledge of effective corporate governance that benefits our Board.

John Pleasants has served on our Board since November 2016 and is currently a member of our compensation committee. Since August 2016, Mr. Pleasants has served as the Chief Executive Officer of Brava Home Inc., an internet of things and domestic home automation technology company. From May 2014 to July 2016, Mr. Pleasants was the Executive Vice President of Media Solutions for Samsung Electronics Co., Ltd., a multinational consumer electronics company. From August 2010 to December 2013, Mr. Pleasants was Co-President of Disney Interactive Media Group, a company that oversees various websites and interactive media properties owned by The Walt Disney Company, and he was Chief Executive Officer of Playdom, Inc., a social gaming company, from July 2009 to August 2010, when it was acquired by The Walt Disney Company. From 2008 to 2009, Mr. Pleasants was President of Global Publishing and Chief Operating Officer of Electronic Arts Inc., a leading video game publisher, and from 2005 to 2007, Mr. Pleasants was Chief Executive Officer of Revolution Health Group LLC, a consumer driven healthcare startup. From 1999 to 2005, Mr. Pleasants held various executive and operational leadership roles at Ticketmaster, Inc. and its parent company, Interactive Corp., including Chief Executive Officer of Ticketmaster from 2000 to 2005, where he oversaw leading online digital media properties including Match.com, Evite.com, Citysearch.com and ReserveAmerica.com. Mr. Pleasants currently serves on the board of directors of Brava Home Inc. and M&M Media, Inc. and he has previously served on the boards of numerous public and private companies, including Expedia Inc., Ticketmaster Entertainment, LLC, Saatchi Online, Inc., Playdom, Active.com and Peloton Interactive, Inc. Mr. Pleasants received an M.B.A. from Harvard Business School and a B.A. from Yale University. With more than 20 years of experience as a digital media and technology executive and having held executive and operational leadership roles in both public and private companies, Mr. Pleasants brings extensive business and industry knowledge, as well as strong entrepreneurial and leadership skills, to the Board. In addition, Mr. Pleasants provides the Board with strong corporate governance skills and a valuable strategic perspective gained from serving on the boards of numerous public and private companies, primarily in the media and technology sectors.

Mitchell Stern has served on our Board since February 2016 and is currently the chairperson of our audit committee and a member of our compensation committee. Mr. Stern has over 25 years of experience with media companies, serving in both financial and lead operational roles over that span. Mr. Stern served as the Chief Executive Officer of Freedom Communications, Inc., a media company that operated newspapers, web properties and other specialty publications, from July 2010 to July 2012, and as the President and Chief Executive Officer of DIRECTV Holdings LLC, a direct broadcast satellite service provider and broadcaster in the United States, from December 2003 to March 2005. Prior to joining DIRECTV, Mr. Stern was Chairman and Chief Executive Officer of Fox Television Stations, Inc. and Twentieth Television from 1998 to 2003 and President and Chief Operating Officer of the Fox Television Stations from 1993 to 1998. Mr. Stern has previously served on the boards of Triton Media Group, LLC, Freedom Communications, and LIN Television, the audit committees of Freedom Communications and LIN Television and the compensation committee of Triton Media Group. Mr. Stern received an M.B.A. from the University of Chicago and a B.A. from the University of Pennsylvania. Mr. Stern’s considerable involvement with media companies, combined with his extensive leadership experience and prior service on the boards and audit committees of both public and private companies, makes him a valuable contributor to our Board and its committees and strengthens the oversight of our Board.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Sean Moriarty has served as our Chief Executive Officer and as a member of our Board since August 2014. Mr. Moriarty previously served as the Chief Executive Officer of Saatchi Online, Inc., which operates Saatchi Art, an online art gallery, from August 2013 to August 2014, when Leaf Group acquired it. From August 2009 to June 2012, Mr. Moriarty was an Entrepreneur in Residence at Mayfield Fund, a venture capital firm. From January 2007 to March 2009, Mr. Moriarty was President and Chief Executive Officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held positions of increasing responsibility at Ticketmaster from 2000 to 2006, including EVP, Technology and Chief Operating Officer. He began his executive experience as EVP, Technology at Citysearch, an online city guide. Mr. Moriarty served on the Ticketmaster board of directors from August 2008 to March 2009 and he currently sits on the board of directors of several private companies, including Isolation Network, Inc., Eventbrite and TuneIn. Mr. Moriarty is actively involved in non-profit work with CoachArt, and previously served on the board of directors of the Pat Tillman Foundation. Mr. Moriarty received his bachelor’s degree from the University of South Carolina and attended graduate school at Boston University and the University of South Carolina. As our Chief Executive Officer, Mr. Moriarty’s in-depth knowledge of the Company and its industries, operations and business provides valuable insights to our Board. In addition, we believe that Mr. Moriarty’s significant management and industry experience, as well as his experience gained from serving on the boards of numerous companies, makes him an important contributor to our Board.

James Quandt has served on our Board since 2008 and is currently the non-executive Chairman of the Board and a member of our audit committee. Starting in February 2018, Mr. Quandt is the Managing Partner of Quandt California Holdings, Inc., a company that Mr. Quandt formed to develop large, luxury, multi-family developments. Prior to the formation of Quandt California Holdings, Mr. Quandt was the co-founder of Thomas James Capital, Inc., a private equity firm, where he had been a Managing Partner since 2005. Mr. Quandt has over three decades of senior management experience, including serving as President of Standard and Poor’s Corporation, a provider of independent credit risk research and benchmarks; Chairman of Bridge Financial Information; and President of Security Pacific Brokerage, Inc. Mr. Quandt currently serves as the Chairman of the Board of Nutravail, Inc. He has previously served on the boards of Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc.; The Brain Corporation; Blue Label Interactive, Inc.; and Digital Orchid Incorporated. Mr. Quandt is a member Emeritus of the New York Stock Exchange and the Board of Trustees of Saint Mary’s College of California. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California’s Marshall School of Business, and he received a B.S. in Business Administration from Saint Mary’s College. Mr. Quandt’s mix of executive leadership and financial expertise provides our Board and its audit and compensation committees with valuable insight and guidance. Mr. Quandt brings a seasoned and strategic perspective to our Board, rooted in his role as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the New York Stock Exchange.

Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

John Hawkins has served on our Board since 2006 and is currently a member of our nominating and corporate governance committee. Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries through growth equity and buyout investments, since 1995. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm that he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons. Mr. Hawkins currently serves on the board of Captivate Network, a digital media company, and he has served on the boards of more than 20 companies, including Agility Recovery

Solutions, Inc., HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., the Platform for Media, Inc., High End Systems, Inc., Zirmed and ShopWiki Corporation, where he also served as Chairman. Mr. Hawkins is also a member of the Angeleno Chapter of the World Presidents’ Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College. Mr. Hawkins was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Hawkins has nearly 30 years of investment banking and private equity investing experience, combined with a strong track record investing in technology, media and business services companies. He brings extensive business and strategic expertise, as well as experience serving on numerous public and private boards, to our Board and its committees.

Brian Regan has served on our Board since February 2015 and is currently the chairperson of our nominating and corporate governance and compensation committees. Since November 2015, Mr. Regan has served as Managing Director and Chief Financial Officer of Spectrum Equity Investors, a growth equity firm investing in companies operating in the information economy. Prior to joining Spectrum, Mr. Regan served as Senior Vice President and Chief Financial Officer of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, from August 2012 to November 2015. Prior to joining Shutterfly, Mr. Regan served as Chief Financial Officer of Wize Commerce/Nextag, a global digital marketing and online commerce company, from July 2010 to August 2012, and as EVP and Chief Financial Officer of Ticketmaster Entertainment, a live entertainment ticketing and artist management company, from June 2008 to July 2010. Mr. Regan has also held finance leadership positions at Expedia, Inc. and LendingTree. Mr. Regan began his career at PricewaterhouseCoopers and he holds a B.S. in Business Administration and Accounting from Bucknell University. Mr. Regan has more than 20 years of finance experience at several Internet-based companies. We believe that his extensive financial and accounting experience with public and private companies, combined with his broad experience with Internet-based companies, makes him a valuable contributor and resource to our Board and its committees.

Jennifer Schulz has served on our Board since November 2016 and is currently a member of our audit committee and nominating and corporate governance committee. Since November 2013, Ms. Schulz has served as Group President, Vertical Markets for Experian North America, a division of Experian plc, a global information services company, where she is responsible for overseeing the Automotive and Health businesses in North America. From May 2010 to September 2013, Ms. Schulz was the Senior Vice President of global product strategy, innovations and eCommerce for Visa Inc., a global payments and technology company. From 2008 to 2010, Ms. Schulz worked at Verifi, Inc., a SaaS-based electronic payment solutions company, first serving as Chief Operating Officer and then Chief Executive Officer, and from 2003 to 2008, Ms. Schulz held various operational and leadership positions at Visa. Ms. Schulz received an M.B.A. from the University of Michigan’s Ross School of Business and a B.A. from the University of Wisconsin. Ms. Schulz has over 15 years of experience in the e-commerce, digital marketing and payments industries, serving in executive and operational leadership roles over that span. Ms. Schulz’s extensive industry knowledge, business expertise and leadership skills serve as a key resource to our Board.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE DIRECTOR NOMINEES.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our Board has decided to appoint Deloitte & Touche LLP (“Deloitte”), as our new independent registered public accounting firm for the year ending December 31, 2018, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) audited our consolidated financial statements for the fiscal years ended 2008 through 2017 and served as our independent registered public accounting firm until March 2018.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services

Prior to the change of our independent registered public accounting firm to Deloitte, we were represented by PricewaterhouseCoopers. The following table presents fees billed to us by PricewaterhouseCoopers for audit, audit-related, tax and other services during the fiscal years ended December 31, 2017 and 2016:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees	$1,466,500	$1,400,000
Audit-Related Fees	—	—
Tax Fees	79,100	115,000
All Other Fees	2,700	1,800
Total	$1,548,300	$1,516,800

Audit Fees

This category includes fees for (i) the integrated audit of our consolidated financial statements and internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002, (ii) reviews of each of the quarterly consolidated financial information included in our Quarterly Reports on Form 10-Q, and (iii) audit services that are normally provided by PricewaterhouseCoopers in connection with statutory or regulatory filings.

Tax Fees

This category includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category includes fees associated with our access to PricewaterhouseCoopers’ online research and disclosure reporting tools.

Change of Independent Public Accounting Firm

As previously reported in our Current Report on Form 8-K, dated March 22, 2018 (the “Current Report”), the audit committee, with the assistance of the Company’s management team, conducted a competitive auditor review in order to select the firm to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The audit committee invited several firms to participate in this review process. As a result of this process, the Audit Committee made the decision to dismiss PricewaterhouseCoopers as its independent registered public accounting firm on March 22, 2018, and informed PricewaterhouseCoopers that they were dismissed on March 23, 2018.

PricewaterhouseCoopers’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PricewaterhouseCoopers on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 23, 2018, there were (i) no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers with a copy of the disclosures made in the Current Report prior to the time the Current Report was filed with the SEC. We requested that PricewaterhouseCoopers furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of PricewaterhouseCoopers’s letter, dated March 28, 2018, was attached as Exhibit 16.1 to the Current Report and confirmed that they agreed with the statements we made in the Current Report.

On March 22, 2018, the audit committee approved the appointment of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. During the fiscal years ended December 31, 2017 and 2016, respectively, and the subsequent interim period through March 22, 2018, neither the Company nor anyone acting on its behalf has consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in our audit committee’s charter, which is available at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx.

Our audit committee considered whether the non-audit services rendered by PricewaterhouseCoopers during fiscal year 2017 were compatible with maintaining PricewaterhouseCoopers’ independence as our independent registered public accounting firm and concluded they were.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

ITEM 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY” VOTE)

As required by the SEC’s proxy rules, we are asking our stockholders to provide advisory, non-binding approval of the compensation of our named executive officers for fiscal 2017, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, which is critical to our success. These programs link compensation to the achievement of financial performance, operational and strategic objectives, including executing against our business transformation, together with individual performance objectives, while providing long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. Following is a summary of some of the key practices under our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this proxy statement and the executive-related compensation tables in the “Executive Compensation” section of this proxy statement for additional information.

Summary

We balance pay-for-performance with fixed compensation.  We tie a significant portion of our named executive officers’ compensation opportunity to the attainment of Company and individual performance goals, thus ensuring that these officers are paid primarily for performance. In addition to equity awards that provide value based on Company performance, we offer discretionary annual cash bonuses to our named executive officers that are determined and paid based on both individual performance and the performance of the Company for the fiscal year to which such discretionary cash bonus relates.

Our compensation programs are strongly aligned with the long-term interests of our stockholders.  We place a strong emphasis on the use of equity awards as a key component of our compensation program. While our annual discretionary cash bonuses are important in incentivizing the attainment of near-term goals and objectives and keeping our executives focused on executing against our business transformation, our compensation program places a stronger emphasis on multi-year equity awards in order to focus our executives on long-term, sustained performance for our stockholders. In addition, by linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting and realizing the full value from such awards.

We have historically used a mix of restricted stock units (“RSUs”) and stock options to balance our equity compensation program between awards that confer full stock ownership value and those that confer value only with future appreciation. In recent years, we have placed a greater emphasis on granting RSUs due to the volatility in our stock price, driven in part by our small market capitalization and low trading volume. Both types of awards are subject to vesting and generally linked to service with the Company, which incentivizes our named executive officers to remain employed with us and focus on long-term stockholder value over short term objectives. We believe that grants of equity awards are better aligned with longer-term stockholder returns, while enabling us to keep salaries at a lower, but still competitive level, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of the Company.

We engage in good governance practices regarding our executive compensation program.  As part of our commitment to strong corporate governance and best practices, with regard to our executive compensation program, our compensation committee engaged and received advice from an independent, third-party compensation consultant, which provided no other services to us in 2017 other than those provided directly to, or on behalf of, the compensation committee. In addition, the Board has adopted and maintains an insider trading policy.

We actively review, monitor and adjust our executive compensation program to ensure that we provide competitive pay opportunities that are market-appropriate.  Our compensation committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly qualified and dedicated executive talent that is essential to our rapidly evolving and fast-paced business. In connection with this review, our compensation committee obtains and utilizes empirical data (including peer group pay practices) and compensation policy advice from its independent, third-party compensation consultant to ensure that our compensation programs are competitive and market-appropriate. Our compensation committee also employs its significant collective experience in administering executive compensation programs for internet and technology companies.

Our severance and change in control arrangements offer appropriate protections while avoiding potential windfalls.  We believe that the severance protections we provide to our executive officers are well within market norms, and that the “double trigger” change in control benefits we provide to our executive officers (other than Mr. Moriarty), which require a qualifying termination of employment in connection with a change in control of the Company as a condition to receipt of any change in control severance payments or equity vesting acceleration, properly incentivize our executives by providing appropriate protections against involuntary job loss in the event we are acquired, while avoiding potential “single trigger” windfalls in connection with these types of transactions. With respect to Mr. Moriarty, his employment agreement provides that he is entitled to acceleration of vesting of certain of his equity awards even if he remains employed through a change in control. We believed that this was appropriate in light of the operational challenges faced by the Company at the time Mr. Moriarty was hired and at the time we entered into his amended and restated employment agreement, and we wanted to ensure that Mr. Moriarty was sufficiently compensated in the event a strategic transaction was in the best interest of the Company and its stockholders, as a significant portion of his compensation was in the form of equity awards. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments.

Board Recommendation

Our Board believes that the information provided above and within the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following say-on-pay resolution is submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Leaf Group Ltd. hereby approve, on a non-binding advisory basis, the compensation of Leaf Group’s named executive officers as disclosed in this proxy statement, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

As a non-binding advisory vote, this proposal is not binding on the Company, the Board or the compensation committee. However, the compensation committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE SAY-ON-PAY RESOLUTION APPROVING, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2017.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines to set forth a framework for its overall governance practices. These guidelines can be found in the corporate governance section of our investor relations website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx . In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Board Leadership Structure

Our Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the independent directors. Until October 2013, the roles of the chairman and chief executive officer were combined and James Quandt, a non-employee independent director, served as our lead independent director. Following the resignation of our former chairman and chief executive officer in October 2013, our Board designated Mr. Quandt to serve as the non-executive Chairman of the Board. Mr. Quandt has served on our Board since 2008, including serving as the lead independent director from April 2011 to October 2013, and he has gained a deep understanding of our business and the industries in which we operate over that time, in addition to the knowledge and experience he brings from serving on the boards of various public and private companies in the internet and technology sectors. Our Board believes that the current Board leadership structure is best for our Company and our stockholders at this time, and decided that Mr. Quandt should continue to serve as our non-executive Chairman of the Board, even after Sean Moriarty was hired as our chief executive officer in August 2014. In the future, our Board may decide to combine the roles of chairman and chief executive officer again. If that were to occur, we believe that our corporate governance policies and practices would ensure sufficient oversight of our business and senior management by experienced independent directors and minimize any potential conflicts that could result from combining the positions of chairman and chief executive officer.

Our Board is currently comprised of seven (7) independent members and one non-independent member, and currently includes a vacancy following the voluntary resignation of one of our independent board members in January 2018, which vacancy shall be filled by a vote of the remaining directors once a suitable candidate is identified. A number of our Board members have served as directors of other public companies and some have served as members of senior management of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under all applicable NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.

Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. As needed and when requested, the audit committee and the nominating and corporate governance committee receive reports from management regarding an assessment of such risks. The compensation committee, with input from our management and the compensation committee’s independent compensation consultant, Compensia, Inc. (“Compensia”), assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee annually reviews our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. Based on this review, the compensation committee has concluded that our employee compensation policies and practices, including executive compensation, do not encourage risk taking to a degree that is likely to have a materially adverse impact on us or our operations.

While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Director Independence

Our Board has determined that the nominees for re-election to the Board at the annual meeting and all continuing directors, except for Mr. Moriarty, are independent under the NYSE listing standards and Leaf Group’s corporate governance guidelines. In making these determinations, the Board considered all relationships between us and each director and each director’s family members. The Board also considered the fact that Messrs. Parker and Regan both serve in management capacities at Spectrum Equity and concluded that this relationship would not impede their exercise of independent judgment.

Board Meetings

Our Board held six (6) in-person or telephonic meetings and acted by written consent once during 2017. During 2017, each Board member attended 95% or more of the aggregate meetings of the Board and of the committees on which he or she served and that were held during the period of time that he or she served, including all of the full quarterly review Board meetings. Except in unusual circumstances, Mr. Moriarty and the Chairman of the Board, or their respective designee, collectively determine the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. During regularly convened quarterly Board meetings, the Board usually spends a portion of such meetings in executive session without management or other employees present.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Two directors, our non-executive Chairman of the Board and our Chief Executive Officer, attended our annual meeting of stockholders in 2017.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. Each committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The charter of each of these committees is available on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit	Nominating and Governance	Compensation
John A. Hawkins		M
James R. Quandt	M
Brian M. Regan		C	C
Mitchell Stern	C		M
John Pleasants			M
Jennifer Schulz	M	M

“C” Chairperson “M” Member

Audit Committee

We have an audit committee that has responsibility for, among other things, overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning; reviewing our annual and quarterly financial statements; appointing and evaluating our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by such independent accountants; and discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any. The audit committee met in person or telephonically six (6) times during calendar 2017.

The current members of our audit committee are Messrs. Quandt and Stern and Ms. Schulz, with Mr. Stern serving as the committee’s chair since February 2016, when he joined the Board, and Ms. Schulz replacing Mr. Hawkins on the audit committee as of February 2018. All members of our audit committee meet the requirements for financial literacy, and each of the members meets the requirements for independence, under Rule 10A-3 promulgated under the Exchange Act, and the applicable rules and regulations of the NYSE. Our Board has also determined that each of Messrs. Stern and Quandt are an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things, recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board; considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and considering and recommending to our Board other actions relating to corporate governance. The nominating and corporate governance committee met in person or telephonically five (5) times during 2017. The members of our nominating and corporate governance committee are Messrs. Hawkins and Regan and Ms. Schulz who joined the committee on May 18, 2017, with Mr. Regan serving as the committee’s chair since February 2016. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values; experience in corporate management; experience in the Company’s industry; experience as a Board member of other publicly held companies; academic expertise in an area of the Company’s operations; and practical and mature business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background in identifying nominees for directors. When formulating its Board membership recommendations, the nominating and corporate governance committee will also consider any advice and recommendations offered by Mr. Moriarty or our stockholders. The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company’s certificate of incorporation, bylaws, corporate governance guidelines, NYSE rules and other applicable law.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include, among other things, the name and address of the proposed nominee; the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such proposed nominee; information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act; a description of all direct and indirect compensation and other material monetary agreements during the past three years between the nominating person and the proposed nominee; and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1655 26th Street, Santa Monica, California 90404.

The nominating and corporate governance committee did not receive any director recommendations from a stockholder for consideration at the 2018 annual meeting.

Compensation Committee

We have a compensation committee that has responsibility for, among other things, reviewing management and employee compensation policies, plans and programs; monitoring performance and compensation of our executive officers and other key employees; preparing recommendations and periodic reports to our Board concerning these matters; and administering our equity incentive plans. The compensation committee met in person or telephonically six (6) times during 2017, and acted by written consent once during 2017. The members of our compensation committee are Messrs. Regan, Pleasants and Stern, with Mr. Regan serving as the committee’s chair and Mr. Stern serving as a member since February 2018. Our Board has determined that each of Messrs. Regan, Pleasants and Stern is independent and a non-employee director under all applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code of 1986, as amended (the “Code”).

The compensation committee has the ability to delegate certain of its responsibilities to subcommittees in accordance with the Company’s certificate of incorporation, bylaws, Section 162(m) of Code, NYSE rules and other applicable law, but has not currently authorized any such delegations.

Compensation Committee Interlocks and Insider Participation

Messrs. Pleasants and Regan both served as members of the compensation committee at some point during fiscal 2017, and Mr. Stern was appointed to the compensation committee in February 2018. No interlocking relationships exist, or at any time during fiscal 2017 existed, between any member of our Board or compensation committee and any member of the board of directors or compensation committee of any other company. No member of the Compensation Committee is or has been an officer or an employee of Leaf Group or its subsidiaries.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board by sending a letter to our Corporate Secretary at our principal executive offices at 1655 26th Street, Santa Monica, California 90404. Our Corporate Secretary will submit all correspondence to the Chairman of the Board or to the lead independent director (if applicable), or to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

DIRECTOR COMPENSATION

Outside Director Compensation Program

The Company has a compensation program (the “Outside Director Compensation Program”) for non-employee directors who are not affiliated with Spectrum Equity Investors or Generation Partners, or any of their affiliated entities (the “Outside Directors”). The Outside Director Compensation Program was established in 2010 and has been subsequently amended in 2012, May 2015 and February 2016. The Outside Director Compensation Program is intended to fairly compensate each Outside Director with cash and equity compensation for the time and effort necessary to serve as a member of our Board, and to better align the interests of our Board members with the interest of our stockholders.

Cash compensation.  Under the Outside Director Compensation Program, each Outside Director is entitled to receive an annual cash retainer of $50,000 for serving on the Board, payable in quarterly installments in arrears in conjunction with quarterly meetings of our Board. In addition, each Outside Director that serves as the chair of the audit committee, compensation committee or nominating and corporate governance committee is entitled to receive an additional annual cash retainer of $25,000, $15,000 and $10,000, respectively. Outside Directors that serve as non-chair members of the audit committee, compensation committee or nominating and corporate governance committee are entitled to receive additional annual cash retainers of $12,500, $7,500 or $5,000, respectively. In addition to cash compensation received for serving as an Outside Director, the non-executive Chairman of the Board is entitled to receive an annual cash retainer of $100,000.

Equity compensation.  Pursuant to the Board’s Outside Director Compensation Program, each Outside Director is entitled to receive an initial one-time equity grant with an aggregate grant date fair value of approximately $150,000 upon the Outside Director’s initial election to the Board (the “Initial Grant”). The Initial Grant consists of (i) an RSU award with a grant date fair value of approximately $75,000; and (ii) a non-qualified stock option award with a grant date fair value of approximately $75,000 and a per share exercise price equal to the closing price of a share of our common stock on the grant date, each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. In addition to the Initial Grant, on the date of each annual stockholder meeting, any Outside Director who will continue in service following such meeting (excluding any Outside Director that already received an Initial Grant in the same calendar year prior to the date of the annual stockholder meeting) is entitled to receive an annual equity award granted as of the close of business on the date of such annual stockholder meeting (the “Annual Grant”) with an aggregate grant date fair value of approximately $75,000. The Annual Grant consists of (i) an RSU award with a grant date fair value of approximately $37,500; and (ii) a non-qualified stock option award with a grant date fair value of approximately $37,500 and a per share exercise price equal to the closing price of a share of our common stock on the grant date; each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. Additionally, if the Board has a non-executive Chairman, the non-executive Chairman is entitled to an annual RSU award with a grant date fair value of approximately $50,000, which vests in substantially equal annual installments over two years, subject to continued Board service through each applicable vesting date, and is automatically granted as of the close of business on the first business day of such calendar year.

The vesting of all equity grants to Outside Directors automatically accelerate in full if an Outside Director ceases to be an Outside Director due to his death or disability, or if an Outside Director stands for re-election but is not re-elected to the Board, or upon a “change of control” (as such term is defined in our Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”)).

The following table sets forth information concerning the compensation earned by or paid to each of our non-employee directors during the year ended December 31, 2017. Mr. Moriarty is a named executive officer and all of his compensation is presented below in the Summary Compensation Table and related explanatory information and tables under “Executive Compensation.” Mr. Moriarty is not entitled to additional compensation for serving as a director while he is employed by the Company. Directors affiliated with Spectrum Equity Investors, Oak Investment Partners and Generation Partners do not receive any compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total($)
Fredric Harman(2)	—	—	—	—
John Hawkins(2)	—	—	—	—
Victor Parker(2)	—	—	—	—
John Pleasants(3)	54,657	37,501	37,501	129,659
James Quandt(4)	165,343	87,499	37,501	290,343
Brian Regan(5)	—	—	—	—
Jennifer Schulz(6)	53,105	37,501	37,501	128,107
Mitchell Stern(7)	75,000	37,501	37,501	150,002

(1)                                 Amounts reflect the aggregate grant date fair value of RSUs or stock options, as applicable, granted during fiscal 2017, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to directors is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the director), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)                                 Messrs. Harman, Hawkins and Parker are affiliated with Oak Investment Partners, Generation Partners and Spectrum Equity Investors, respectively, and were not entitled to receive compensation for their services on the Board. Messrs. Harman, Hawkins and Parker did not have any outstanding equity awards as of December 31, 2017.

(3)                                 Cash fees earned by Mr. Pleasants in 2017 consist of: (a) $50,000 for serving as an Outside Director on the Board; and (b) $4,657 for serving as a non-chair member of the compensation committee from May 18, 2017 through December 31, 2017. As of December 31, 2017, Mr. Pleasants held (i) 13,130 RSUs; and (ii) 36,883 stock options.

(4)                                 Cash fees earned by Mr. Quandt in 2017 consist of: (a) $100,000 for serving as the non-executive Chairman of the Board; (b) $50,000 for serving as an Outside Director on the Board; (c) $12,500 for serving as a non-chair member of the audit committee; and (d) $2,843 for serving as a non-chair member of the compensation committee from January 1, 2017 through May 17, 2017. As non-executive Chairman of the Board, Mr. Quandt also received an annual RSU award with a grant date fair value of approximately $50,000. As of December 31, 2017, Mr. Quandt held (i) 12,144 RSUs; and (ii) 45,198 stock options.

(5)                                 Mr. Regan was elected to our Board in February 2015 and joined Spectrum Equity Investors in November 2015, after which he was no longer entitled to receive compensation for his service on the Board. As of December 31, 2017, Mr. Regan held (i) 1,205 RSUs; and (ii) 28,457 stock options.

(6)                                 Cash fees earned by Ms. Schulz in 2017 consist of: (a) $50,000 for serving as an Outside Director on the Board; and (b) $3,105 for serving as a non-chair member of the nominating and corporate governance committee from May 18, 2017 through December 31, 2017. As of December 31, 2017, Ms. Schulz held (i) 13,130 RSUs; and (ii) 36,883 stock options.

(7)                                 Cash fees earned by Mr. Stern in 2017 consist of: (a) $50,000 for serving as an Outside Director on the Board; and (b) $25,000 for serving as the chair of the audit committee. As of December 31, 2017, Mr. Stern held (i) 10,917 RSUs; and (ii) 42,884 stock options.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 18, 2018

Name	Age	Position
Sean Moriarty	47	Chief Executive Officer and Director
Jantoon Reigersman	36	Chief Financial Officer
Brian Pike	54	Chief Operating Officer and Chief Technology Officer
Dion Camp Sanders	44	Executive Vice President, Marketplaces
Adam Wergeles	52	Executive Vice President, Legal & General Counsel

Biographical information for Mr. Moriarty is set forth above under “Item 1. Election of Directors—Information Regarding the Board and Director Nominees.”

Jantoon Reigersman joined Leaf Group in December 2017 as Chief Financial Officer. Mr. Reigersman served as Chief Financial Officer of Ogin Inc. (fka Flo Design Wind Turbine Corp.,) from January 2014 until the successful sale of its principal technology and intellectual property assets to Vestas Wind Systems in March 2017. Following the sale and Mr. Reigersman’s resignation from Ogin, Ogin filed a Petition for Assignment for the Benefit of Creditors in the Court of Chancery for the State of Delaware, which petition was granted and entered in April 2017. From September 2010 through December 2013, Mr. Reigersman served as Ogin’s Vice President. From 2007 through 2009, Mr. Reigersman was an Associate at The Goldman Sachs Group, Inc. as a member of the European Special Situations Group, a multi strategy on-balance sheet investment group. From 2005 through 2007, Mr. Reigersman was an Analyst at Morgan Stanley Investment Banking, Mergers and Acquisitions. Mr. Reigersman received a B.S. and Masters of Science degree at Erasmus University, Rotterdam School of Management and a Masters in International Management from HEC Paris/RSM – CEMS (Community of European Management Schools). In addition, Mr. Reigersman completed the General Management Program (GMP15) from Harvard Business School.

Brian Pike joined Leaf Group in October 2014 as Chief Technology Officer. In May 2015, Mr. Pike was appointed to also serve as our Chief Operating Officer. From April 2012 to October 2014, Mr. Pike was Chief Technology Officer at The Rubicon Project, Inc., a technology company that automates the buying and selling of digital advertising, where he led the engineering organization through rapid growth and the company’s initial public offering. Prior to joining Rubicon, Mr. Pike served as Chief Technology Officer at Ticketmaster, a live entertainment ticketing and marketing company, from 2003 to 2010. Mr. Pike received a B.S. in Engineering from Stanford University and an M.B.A. from the Anderson School of Management at UCLA.

Dion Camp Sanders joined Leaf Group in August 2016 as our Executive Vice President, Marketplaces. From March 2012 to July 2016, Mr. Sanders served as Vice President, Emerging Businesses within the Disney Consumer Products & Interactive Media Labs Group at The Walt Disney Company, where he helped lead an innovation team responsible for conceiving, incubating, and bringing new start-up businesses to market. Prior to joining Disney, Mr. Sanders was the Founder and Chief Executive Officer of Pacific Edison, LLC, a renewable energy firm that developed solar projects, from January 2008 to March 2012. Mr. Sanders also served as Senior Vice President, New Media at Datalogix, a consumer data collection company, from 2005 to 2007, and he served in various business development and strategy positions at Ticketmaster/IAC from 2000 to 2005. Mr. Sanders received a B.A. in Economics from the University of Pennsylvania, an M.B.A. from the Pepperdine Graziadio School of Business & Management and a J.D. from the Pepperdine School of Law.

Adam Wergeles joined Leaf Group in April 2018 as our Executive Vice President, General Counsel. Prior to joining Leaf Group, Mr. Wergeles served as Executive Vice President, Business and Legal Affairs, and General Counsel for Serviz, Inc., a technology company that connects consumers with home service professionals. From December 2007 to March 2015, Mr. Wergeles served variously as the Chief Legal Officer, General Counsel and Secretary at ReachLocal, Inc. Mr. Wergeles holds a J.D. from the University of Southern California Law School and a B.A. from Hamilton College.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following compensation discussion and analysis provides an overview of the philosophy, objectives and components of our executive compensation program. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers during 2017.

2017 Changes

Fiscal 2017 continued to be a year of transition and transformation for us. On March 31, 2017, Rachel Glaser notified the Company that she would be resigning as Chief Financial Officer effective May 15, 2017. On May 1, 2017, we acquired all of the assets of Deny Designs, a Colorado home décor print on demand marketplace. Throughout 2017, we continued to optimize our owned and operated media properties across our portfolio of premium and performance-based websites. And finally, in December 2017, we appointed Jantoon Reigersman to serve as Chief Financial Officer of the Company. Our “named executive officers” for 2017 were Sean Moriarty, Chief Executive Officer; Rachel Glaser, Chief Financial Officer (from January 1, 2017 through May 15, 2017); Jantoon Reigersman, Chief Financial Officer (from December 11, 2017 through December 31, 2017); Brian Pike, Chief Operating Officer and Chief Technology Officer; Dion Camp Sanders, Executive Vice President, Marketplaces; and Daniel Weinrot, our former Executive Vice President, Legal and General Counsel.

2017 Compensation Overview

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation. Our compensation elements are designed to be flexible and complementary, and to collectively serve the overall principles and objectives of our executive compensation program. Our compensation committee generally determines the overall compensation of our named executive officers and its allocation among the various elements by considering the objectives described below, their collective experience serving as board members and executive management of public and private companies with a focus on compensation matters, the analyses and advice provided by Compensia and input from Mr. Moriarty (other than with respect to himself) and the head of our people team. The compensation committee does not set each element of compensation to a specific percentage of the total compensation for each named executive officer.

Compensation Element	Primary Objective
Base salary

To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool for attracting and retaining key executives in light of the current competitive landscape for executive level talent.

Discretionary cash compensation (bonuses)	To incentivize the attainment of short-term financial, operational and strategic objectives, and recognize individual contributions towards the achievement of those objectives.
Long-term equity incentive compensation

To emphasize long-term performance objectives by aligning the interests of our executives with stockholder interests and the maximization of stockholder value, while retaining key executives, through the grant of equity awards that vest over a specified period of time.

Severance and change in control benefits

To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, including those of our stockholders, particularly when considering strategic alternatives that may adversely impact our executives.

Retirement savings (401(k) plan with Company matching)	To encourage retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide standard healthcare coverage and death and disability benefits as part of an overall market-competitive compensation package.

Each of the key components of our executive compensation program, as well as our compensation decisions for our named executive officers in 2017, are discussed in more detail below. The following discussion and analysis of our named executive officers’ compensation arrangements should be read together with the compensation tables and related disclosures that follow this section.

Executive Compensation Philosophy and Objectives

We operate in highly competitive and developing industries that are characterized by rapid technological change, various business models and frequent disruption of incumbents by innovative entrants. To succeed in this environment, we must continuously develop and refine new and existing brands, products and services; provide high-quality platforms for users and customers that focus on the consumer experience; develop differentiated and engaging content; devise new business models and demonstrate an ability to quickly identify and capitalize on new or complementary business opportunities, whether through internal development or through corporate development efforts. To achieve these objectives, we need a highly talented and seasoned team of technical, product, marketing, sales, operations, financial and other business professionals, led by experienced and skilled executives. We recognize that our ability to attract and retain these professionals, including our executive officers, largely depends on how we compensate and reward our employees generally. We strive to create an environment that is responsive to the needs of our employees, including our executive officers; encourages teamwork; rewards commitment and innovation, as well as individual and team performance; and is open to employee communication and continual performance feedback.

For our executive officers, we have embraced a compensation philosophy of offering competitive compensation and benefits packages focused on long-term value creation that reward our executive officers for achieving certain financial, operational and strategic objectives, while continuing to execute on our business transformation. The principles and objectives of our compensation and benefits program for our executive officers, including our named executive officers, are to:

•                   attract, engage and retain the best executives to work for us, with the necessary experience and managerial talent to enable us to be an employer of choice in both the marketplaces and media industries;

•                   align compensation with our corporate strategies; our financial, operational and strategic objectives; the financial and operational decisions that are necessary to execute against our business transformation; and the long-term interests of our stockholders;

•                   motivate and reward executives whose knowledge, skills, experience and performance contribute to our continued success; and

•                   ensure that our total compensation is fair, reasonable and competitive.

The current compensation levels of our executive officers, including our named executive officers, primarily reflect the varying roles and responsibilities of each individual, while also factoring in the length of time each executive officer has been employed by the Company and their total overall experience serving in their respective positions. The focus of our current compensation arrangements with our executive officers has generally been to recruit and retain skilled individuals to help us meet our product development, strategic, technical, corporate and business development, customer acquisition and growth objectives, while continuing to achieve our financial and operational goals in the context of completing our business transformation.

Compensation Setting Process

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

The compensation committee of our Board is responsible for overseeing our executive compensation program, and part of that is responsibility for determining and approving the ongoing compensation arrangements for our executive officers, including our named executive officers. The initial compensation arrangements with our executive officers, including our named executive officers, historically have been determined in arm’s-length negotiations with each individual executive officer after considering the role, responsibilities and experience of such executive officer, together with relevant peer group compensation data and analysis provided by the Compensia from time to time. Mr. Moriarty typically has been responsible for negotiating these arrangements for our executive officers (except with respect to his own compensation) with the oversight and final approval of our compensation committee. The compensation arrangements have been influenced by a variety of factors, including the individual’s experience and expertise (including the role and compensation of our executive officers at their prior employer immediately before joining our executive team); our financial condition and available resources; our need to fill a particular position; an evaluation of the competitive market for different executive functional roles by third party experts, including the peer group analysis undertaken by Compensia; the collective experience of the members of the compensation committee with other similarly situated public and private companies; and the compensation levels of our other executive officers.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our executive compensation programs and related policies. Since 2010, the compensation committee has engaged Compensia to provide executive compensation advisory services in order to help evaluate our compensation philosophy and objectives, to identify and gather information with respect to a defined peer group and to provide guidance in administering our compensation program. From time to time as requested by the compensation committee, Compensia will provide compensation data and analysis in order to assist the compensation committee in determining the various components of compensation payable to our senior management, including our executive officers.

In November 2015, Compensia prepared an analysis of the total compensation of our executive officers and senior management in light of the decline in our market capitalization while we continued to execute on our ongoing business transformation. As part of this analysis and in light of various factors, including the Company’s then-current annual run rate revenue and equity market capitalization, Compensia selected a peer group for which to compare our executive compensation using the following criteria to identify comparable companies: internet and technology companies with annual revenue between $85 million and $350 million and market capitalizations between $35 million and $1.0 billion, with a majority having a market capitalization between $100 million and $600 million. Compensia’s executive compensation analysis included proxy information for companies in the peer group (where available) as well as data from a proprietary executive compensation survey that covered technology companies with annual revenues between $50 million and $200 million. The peer group consisted of the following companies: Angie’s List, DHI Group, RetailMeNot, Etsy, United Online, Everyday Health, YuMe, Limelight Networks, Marchex, XO Group, Care.com, Real Networks, Carbonite, MaxPoint Interactive, Brightcove, TechTarget, Rightside Group, Channel Advisor and Support.com.

The purpose of these analysis was to provide our compensation committee and Mr. Moriarty with current information regarding comparable executive compensation data for similarly sized companies in light of the operating and financial challenges facing the business during our ongoing business transformation process, and the desire to ensure that our total compensation arrangements were aligned with the need to attract and retain key executive and other senior management talent in today’s competitive operating environment.

The compensation committee, at least annually, reviews our executive officers’ compensation and considers adjustments in executive compensation levels, based in part on reports from Compensia or another compensation consultant, as such reports may be updated from time to time. In late 2016, the compensation committee asked Compensia to provide an analysis on Mr. Moriarty’s compensation using the foregoing peer group for the purposes of assessing whether his compensation needed to be adjusted for fiscal 2017. The compensation committee also used the peer group to informally assess whether the compensation of the other named executive officers needed to be adjusted for fiscal 2017. In addition, the compensation committee asked Compensia to advise on the compensation for Mr. Reigersman and, in connection, therewith updated the peer group identified above to exclude United Online, as it was no longer a public company, and they added Autoweb, Synacor, Telaria and Travel Zoo to the peer group solely for purposes of assessing Mr. Reigersman’s compensation.

The compensation committee has considered the independence of Compensia, consistent with the requirements of the NYSE, and has determined that Compensia is independent. Further, pursuant to SEC rules, the compensation committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining Compensia. Compensia was retained by, and serves at the discretion of, the compensation committee, and provided no services to the Company in 2017 other than the services described in this section.

Role of Stockholder Say-On-Pay Votes

Following the results our say-on-pay frequency vote conducted in connection with our 2017 annual meeting of stockholders in which the highest number of votes were cast for an “annual” frequency for our non-binding advisory vote on executive compensation, we now provide our stockholders with the opportunity to cast an annual non-binding advisory vote on the compensation of our named executive officers (a “say-on-pay” vote). At our 2017 annual meeting of stockholders, our stockholders cast a non-binding advisory vote on the compensation of our named executive officers and a substantial majority (84.28%) of the votes cast at that meeting voted in favor of the say-on-pay proposal and approved, on a non-binding advisory basis, the compensation of our named executive officers that was set forth in the related proxy statement. In evaluating our executive compensation program, the compensation committee has considered the results of this say-on-pay vote as well as other factors discussed in this section. While each of these factors informed the compensation committee’s decisions regarding the compensation of our named executive officers, in light of the high level of stockholder support received in 2017, the compensation committee has not implemented significant changes to our overall executive compensation program since the say-on-pay vote in 2017. In connection with the 2018 annual stockholder meeting, our stockholders will have another opportunity to cast a non-binding advisory say-on-pay vote. The compensation committee will continue to consider the outcome of any future say-on-pay votes, including the say-on-pay vote to be held this year, when making compensation decisions for our executive officers.

Principal Components of Executive Compensation Program

We designed the principal components of our executive compensation program to fulfill one or more of the objectives described above. Compensation of our named executive officers during 2017 consisted of the following key elements:

•                   base salary;

•                   discretionary cash compensation (bonuses);

•                   long-term equity incentive compensation;

•                   certain severance and change in control benefits;

•                   a retirement savings (401(k) plan with a Company matching benefit); and

•                   health and welfare benefits.

We view each component of our executive compensation program as related but distinct and, historically, not all components have been provided to all executive officers.

We regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are being met. In determining the appropriate amount for each compensation component, the compensation committee considers its understanding of the competitive market based on the collective experience of its members and the most recent peer group compensation data and analysis provided by Compensia; the Company’s recruiting and retention goals; the Company’s and compensation committee’s preference for internal equality and consistency among similarly situated executives; the length of service of the executive officers; the Company’s overall performance, including our progress in executing on our ongoing business transformation; and other considerations the compensation committee considers relevant. Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation among fix and variable compensation, short-term and long-term compensation, cash and non-cash compensation, or different forms of non-cash compensation. Furthermore, we do not engage in any formal benchmarking of compensation for our executive officers. However, the compensation committee historically has attempted to target total direct compensation, as well as each material element of compensation, for the Company’s executive officers in a range between the 50th and 75th percentiles for each applicable executive officer position for the most recent defined peer group previously identified in November 2015 by Compensia. After considering the various key components of each named executive officer’s total direct compensation paid for fiscal 2017, including base salary, discretionary annual cash bonus and long-term equity incentive awards, the total direct compensation, as well as each key component, for each named executive officer fell between the 50th and 75th percentile of the most recently defined peer group for the most directly comparable position.

We offer cash compensation in the form of base salaries and bonuses, including discretionary cash bonuses, which we believe appropriately rewards our executive officers for their individual contributions to our business and responsibility for their functional area or business unit, as applicable. Discretionary cash bonuses, which are targeted at a percentage of each executive officer’s base salary and funded under our Company-wide annual bonus program, are used to motivate our executive officers to achieve short-term financial, operational and strategic objectives linked to our longer-term growth and other goals, including finalizing our business transformation, and to recognize an individual’s contribution toward the achievement of such objectives.

Another key component of our executive compensation program is equity awards covering shares of our common stock. We emphasize the use of equity awards with time-based vesting in order to incentivize our executive officers to focus on the long-term growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders over time. In that regard, over the years, we have granted both stock options and RSUs. Due to the volatility of our stock price and limited trading volume, in recent years, we have been primarily granting RSUs to our executive officers and employees, since RSUs continue to have underlying value through periods of stock price volatility. This compensation practice allows us to preserve capital while providing our executive officers the opportunity to be well-rewarded through the value of appreciated equity awards if we are successful in executing our growth initiatives following completion of our business transformation plan and correspondingly perform well over time. We offer relatively competitive base salaries and discretionary cash bonuses but believe, based on the collective experience of our compensation committee members, that long-term equity incentive compensation is a more significant motivator in attracting and retaining skilled executive officers and employees in the competitive landscape of internet-related companies in which we operate.

The following describes the primary components of our executive compensation program for each of our named executive officers during 2017, the rationale for that component, and how compensation amounts were determined. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element serves each of our compensation objectives to some extent.

Base Salary

Generally, the initial base salaries of our named executive officers were established through arm’s-length negotiation at the time the individual was hired or promoted, taking into account certain factors, including his or her qualifications, experience and prior salary level, and have been correspondingly increased as they have assumed increased levels of responsibility within our organization over time. These factors are considered collectively and not individually weighted in order to ensure that there is a consistent approach to the compensation of similarly situated executive officers, including our named executive officers. Our compensation committee, at least annually, reviews the base salaries of our executive officers, including the named executive officers, particularly following the end of a fiscal year or at the time of a promotion or other significant change in responsibilities, and any adjustments have been made based on factors such as the scope of an executive officer’s responsibilities, individual contribution, prior experience, sustained performance and competitive market analysis of the previously defined peer group recommended by Compensia. Decisions regarding base salary adjustments may also take into account the executive officer’s current base salary, equity ownership and the amounts paid to the executive’s peers or predecessors inside the Company.

Mr. Moriarty joined the Company as Chief Executive Officer in August 2014, and the employment agreement he entered into at that time established an initial annual base salary of $400,000 per year, which was established through an arm’s length negotiation between Mr. Moriarty and our compensation committee in connection with Mr. Moriarty’s initial hiring, as discussed in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions” above. The amended and restated employment agreement that Mr. Moriarty entered into in January 2016 maintained his base salary at $400,000 for 2016, which was not changed in 2017. As discussed below in Discretionary Cash Compensation, based on input from Compensia the compensation committee did not modify Mr. Moriarty’s base compensation for 2017, but instead increased his discretionary bonus target from 80% of his annual base salary to 100% of his annual base salary, to reflect the early success of the Company’s transformation led by Mr. Moriarty, which has resulted in a return of year-over-year revenue growth in fiscal 2017 for the first time since fiscal 2014 and based on the compensation committee’s review of the most recent peer group analysis provided by Compensia in November 2015, as described above.

In determining annual base salaries for 2017 with respect to our other named executive officers, the compensation committee considered the overall performance of the business and reviewed the experience of these named executive officers and their past performance, if they were being promoted from within the organization, and considered the most recent relevant peer group compensation data and analysis previously provided by Compensia in November 2015, as described above. The compensation committee also consulted with and considered recommendations from Mr. Moriarty and the head of our people team with respect to the total compensation (including the individual components thereof) paid to our named executive officers. Based on these factors, the compensation committee did not increase the annual base salaries for any of our named executive officers from their 2016 levels, as applicable.

Named Executive Officer	FY 2016 Annual Base Salary	FY 2017 Annual Base Salary
Sean Moriarty	$400,000	$400,000
Rachel Glaser	$350,000	$350,000
Jantoon Reigersman	—	$350,000
Brian Pike	$350,000	$350,000
Daniel Weinrot	$300,000	$300,000
Dion Camp Sanders	$300,000	$300,000

Mr. Reigersman joined the Company as Chief Financial Officer in December 2017. In connection with his hiring, Mr. Reigersman entered into an employment agreement with us that set his initial annual base salary at $350,000, which was established through an arm’s length negotiation between Mr. Reigersman and Mr. Moriarty in consultation with our compensation committee and with input from the executive search firm assisting the Company’s Board in the search for a new chief financial officer. The compensation committee considered a variety of factors, as discussed in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions” above.

The amount of base salary actually paid to each named executive officer during 2017 is set forth in the “Summary Compensation Table” below, and reflects base salaries that our compensation committee determined to be appropriate for such named executive officers, based on their consideration of a variety of factors, as discussed above and in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions”. The compensation committee also determined such base salaries to be within the market standard for cash compensation paid to similarly-situated executives at other peer companies based on their general knowledge of the competitive market and the most recent market analyses provided by Compensia. The 2017 base salary for each of our named executive officers was between the 50th and 75th percentile of the defined peer group previously identified by Compensia for the most directly comparable position.

Discretionary Cash Compensation

Each named executive officer is party to an employment agreement that provides for an annual discretionary cash bonus with a target based on such executive officer’s then effective annual base salary, which targets were established through an arm’s length negotiation with such executive officer. The compensation committee retains the discretion to modify the targets. Based on input from Compensia, for 2017, the compensation committee raised the bonus target for Mr. Moriarty from 80% to 100% of his base salary, based mainly on their finding that his bonus target was below the 50th and the 75th percentiles of the most recent peer group. In addition, the compensation committee determined that Mr. Moriarty’s performance in 2016 merited an increase in bonus target for 2017, as discussed further in “Base Salary” above. No changes were recommended or made with respect to the bonus targets for the other named executive officers. Accordingly, the bonus targets for 2017 for the named executive officers were as follows:

Named Executive Officer	2016 Bonus Target (% of Annual Base Salary)	2017 Bonus Target (% of Annual Base Salary)	2017 Bonus Target
Sean Moriarty	80%	100%	$400,000
Rachel Glaser	60%	60%	$210,000
Jantoon Reigersman(1)	—	—	—
Brian Pike	50%	50%	$175,000
Daniel Weinrot	40%	40%	$120,000
Dion Camp Sanders	30%	30%	$90,000

(1)                     Mr. Reigersman joined the Company as its chief financial officer in December 2017. Under the terms of his employment agreement, his bonus target was set at 50% of his annual base salary, but his agreement further provided that he was not eligible for a bonus for fiscal year 2017.

The compensation committee has maintained the authority to provide for annual discretionary cash bonuses, as opposed to objectively determined formula-based cash bonuses, in order to maintain flexibility in compensating our bonus-eligible employees, including our named executive officers, in the Company’s current operating environment. The compensation committee also has the authority to award other discretionary bonuses to employees, including our named executive officers, in addition to the annual discretionary cash bonus opportunities available under their respective employment agreement, based on factors that the compensation committee deems appropriate, including the individual’s contributions to the Company’s performance and strategic direction.

In February 2017, in connection with reviewing and approving our annual operating plan for fiscal 2017, the compensation committee authorized the accrual of a Company-wide discretionary bonus pool (the “Discretionary Bonus Pool”)

for the Company’s employees, including its executive officers. The Discretionary Bonus Pool is intended to incentivize our employees, including its executive officers, to achieve near-term objectives and accomplishments that the Company’s management believes will lead to long-term success. The Discretionary Bonus Pool was periodically adjusted throughout fiscal 2017, after consultation with the compensation committee, based on changes in operating conditions, employee attrition during fiscal 2017 and the Company’s operating performance. With respect to the accrual and allocation of the Discretionary Bonus Pool, the Board and the compensation committee focused on our completion of our business transformation plan and the corresponding performance over time; the attainment of individual performance objectives; and returning the business back to year over year revenue growth for the first time since 2014. Following the completion of fiscal 2017 and in connection with the Company’s annual performance review process, the compensation committee approved the final amount of the Discretionary Bonus Pool at $2,600,000 (exclusive of the Company’s payroll and withholding tax burden). The Discretionary Bonus Pool was used to fund and pay annual discretionary cash bonuses for all bonus-eligible employees of the Company for fiscal 2017, including the named executive officers, taking into account the attainment of individual performance goals and accomplishments, as well as the individual’s overall contribution to the Company’s operating performance and long-term strategic direction. The compensation committee, upon the recommendation of Mr. Moriarty (other than with respect to himself), determined that our bonus-eligible employees, including each of our named executive officers, should receive discretionary cash bonus awards in respect of their service to the Company in fiscal 2017. The following table sets forth the target annual discretionary cash bonus and actual discretionary cash bonus awarded by the compensation committee for each named executive officer for fiscal 2017.

Named Executive Officer	FY 2017 Target Bonus	FY 2017 Actual Bonus Awarded
Sean Moriarty	$400,000	$260,000
Rachel Glaser(1)	$210,000	—
Brian Pike	$175,000	$135,000
Daniel Weinrot(2)	$120,000	$85,000
Dion Camp Sanders	$90,000	$70,000

(1)                     Ms. Glaser voluntarily resigned from her position as chief financial officer of the Company in May 2017; therefore, no actual bonus was awarded for fiscal 2017.

(2)                     In addition to his annual discretionary bonus of $80,000 awarded in February 2018, in October 2017, Mr. Weinrot was given a special one-time bonus of $5,000 in recognition of the completion of certain projects that yielded significant savings for the Company.

The determination of whether each named executive officer received an annual discretionary cash bonus and the amount of any such bonus was made at the discretion of the compensation committee, based primarily on our performance against our annual operating forecast, which was established at the outset of each fiscal year after discussion with the Company’s senior management team; the progress that we had made towards achieving certain strategic goals, including the resumption of top line growth and efficient cost management; the performance of the specific divisions managed by the relevant executive, and the attainment of individual performance objectives. With respect to all executive officers other than Mr. Moriarty, the compensation committee also considered the results of the annual performance review completed by Mr. Moriarty.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for long-term corporate performance based on the underlying value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We currently maintain the Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, and the 2010 Plan, pursuant to which we have granted and, with respect to the 2010 Plan, expect to continue to grant, various equity awards. As of the adoption of the 2010 Plan, no further grants have been or will be made under the 2006 Plan.

To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we used RSUs as key equity incentive vehicles in fiscal 2017. We believe these awards provide meaningful incentives to our executive officers to make decisions that result in increases in the value of our stock over time, and are an effective tool for meeting our compensation goal of rewarding actions that increase long-term stockholder value by tying the value of these incentive awards to our future performance. We also believe that our RSU awards encourage the retention of our named executive officers because the vesting of such awards is generally based on continued service with the Company over an extended period of time (generally 3 – 4 years), and these awards begin to have a compounding effect over time as additional equity awards are granted in subsequent years as part of the Company’s annual review process that generally takes place in

February of the applicable year. RSUs also provide retention through market volatility because they continue to have value, even in a fluctuating or volatile market.

All of our U.S. employees, including our named executive officers, receive initial equity awards at the time they are hired. In addition, employees receive additional merit-based equity awards, including in connection with a promotion that results in an employee becoming an executive officer. The size and form of the equity awards granted to our named executive officers when they were hired and/or promoted were established through an arm’s length negotiation at the time the individual was hired or promoted. In making these equity awards, our compensation committee considered the following factors: (i) the prospective role and increasing responsibility of the individual at the time of grant, (ii) competitive factors (including comparative peer group data and analysis provided by Compensia with respect to the equity compensation component to be included in total target direct compensation for an executive officer), (iii) the amount of vested and unvested equity-based compensation held by the executive officer at his or her former employer or at the Company, as applicable, (iv) the compensation committee’s collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at such time, (v) the cash compensation to be paid to the executive officer, including the annual discretionary target bonus opportunity, and (vi) the need to create a meaningful opportunity to reward our named executive officers through their impact on the creation of long-term stockholder value. These factors used in such consideration are intended to appropriately balance our named executive officers’ fixed compensation against variable compensation while linking a significant portion of total compensation to pay for performance compensation that rewards an increase in shareholder value over a sustained period of time.

We also generally make annual merit-based equity grants to our employees, including our named executive officers, as part of our annual performance review process. The number of shares of common stock and type of equity awards subject to these grants varies from individual to individual, but generally depends on length of service; individual performance history; job scope, function, and title; the value and size of that employee’s outstanding vested and unvested equity awards; and comparable awards granted to other individuals at similar levels, all of which are considered in the aggregate and not as a single reference point. The total size of the award pool made available for these annual grants is determined by the compensation committee, taking into consideration the non-binding recommendation of our senior management team, the experience of its members to assess the competitiveness of the local employment markets in which we compete for qualified and skilled employees in the industries in which we operate and certain gross and net utilization analyses of our equity awards relative to our peer group prepared by Compensia. Historically, the compensation committee has considered and approved these annual grants in the first quarter of each fiscal year with respect to the prior year’s performance as part of our annual employee performance review process. Merit-based awards in the form of RSUs were granted to employees, including our named executive officers, in February 2017 and March 2018. The February 2017 annual merit-based awards granted to our named executive officers are described below.

2017 Equity Awards

In February 2017, as part of the Company’s annual review process for fiscal 2017, Mr. Moriarty was granted 200,000 RSUs. One-third (1/3) of this RSU award vested on March 1, 2018, and the remaining two-thirds (2/3) will vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to Mr. Moriarty’s continued service with the Company through each applicable vesting date. The compensation committee determined to give Mr. Moriarty that grant in view of the significant progress made by Mr. Moriarty in driving the transformation of the business through a challenging time.

In February 2017, in connection with the Company’s annual employee performance review process, each of Mr. Pike and Ms. Glaser was granted an annual merit-based equity award in the amount of 65,000 RSUs, and each of Messrs. Sanders and Weinrot was granted an annual merit-based equity award in the amount of 50,000 RSUs, in each case based on the compensation committee’s consideration of the factors described above. Each of these RSU awards is scheduled to vest over three years, with one-third (1/3) of the award having vested on March 1, 2018 (except in the case of Ms. Glaser, who departed the Company in May 2017) and the remaining two-thirds (2/3) vesting in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to the applicable named executive officer’s continued service with the Company through each applicable vesting date.

Mr. Reigersman was appointed as our Chief Financial Officer effective December 2017. Pursuant to the terms of his employment agreement, in February 2018, upon approval of the compensation committee at the next regularly scheduled meeting after his appointment, Mr. Reigersman was granted 175,000 RSUs which vest over four years with 25% of the RSU award vesting on December 15, 2018 and an additional 1/48th of the RSU award vesting on each monthly anniversary thereafter, subject to Mr. Reigersman’s continued service with the Company through each applicable vesting date. Mr. Reigersman’s RSU grant was structured in a manner designed to induce him to join the Company as its Chief Financial Officer, and the amount of the grant was determined based on an arm’s-length negotiation between Mr. Reigersman and our compensation committee guided by the analysis of Compensia, after factoring in the recommendation of Mr. Moriarty.

Pursuant to the terms of the named executive officers’ employment agreements with the Company, these awards are subject to accelerated vesting under certain circumstances, as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Savings and Other Benefits

We maintain a 401(k) retirement savings plan for our employees based in the U.S., including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts and/or post-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. We match 50% of contributions made by all participants (including our named executive officers) in the 401(k) plan, up to a contribution level of 6% of the respective participant’s annual gross salary for the then-current calendar year (the “Company 401(k) Match”). The Company 401(k) Match vests in full following the completion of the participant’s first year of employment, and each matching contribution under the Company 401(k) Match following the first year of employment is fully vested at the time of contribution. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees.

Employee Benefits and Perquisites

Additional benefits received by our employees, including the named executive officers, consist of medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, supplemental group accident insurance and a gym subsidy. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

We do not believe that perquisites or other personal benefits are a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Severance and Change in Control Benefits

As more fully described below under “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control,” each named executive officer’s employment agreement provides for certain payments and/or benefits upon a qualifying termination of service and/or in connection with a change in control. We believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may ultimately be adverse to such officer’s job security. We further believe that the risks to job security associated with executive officer roles are heightened for public company officers due to market factors, takeover potential and other typical pressures on publicly traded companies, including meeting or exceeding analyst and investor expectations. Accordingly, the compensation committee has determined that severance and change in control protections are appropriate in the public company context for our named executive officers. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, the compensation committee considered input provided by Compensia as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.

As described in greater detail below under “Executive Compensation—Potential Payments Upon Termination or Change in Control,” as of December 31, 2017, severance triggers provided in our named executive officers’ employment agreements with the Company included: (i) termination “without cause”; (ii) termination due to death or disability; (iii) for Mr. Moriarty, termination for “good reason” (in all contexts); and (iv) for Messrs. Reigersman, Pike, Sanders and Weinrot, termination for “good reason” in the context of a change in control. We believe that terminations “without cause” or due to death or disability constitute the types of non-culpable and unanticipated events which, absent suitable protections, often give rise to anxiety and distraction and are therefore appropriate severance triggers. In addition, we believe that Mr. Moriarty is particularly susceptible to the types of demotion and other constructive terminations against which “good reason” severance triggers are generally intended to protect and, accordingly, we believe that a “good reason” severance trigger is appropriate for

Mr. Moriarty. We also believe that, following a change in control, all officers are subject to a heightened risk of demotion or other constructive termination and, therefore, we included “good reason” severance triggers for Messrs. Reigersman, Pike, Sanders and Weinrot in the change in control context. We believe that the “double trigger” change in control benefits we provide to our executive officers (other than Mr. Moriarty), which require a qualifying termination of employment in connection with a change in control of the Company as a condition to receipt of any change in control payments, properly incentivize our executives by providing appropriate protections against involuntary job loss in the event the Company is acquired. In addition to his severance triggers, Mr. Moriarty’s employment agreement provides for the acceleration of vesting of certain outstanding equity awards if he remains employed by the Company through the consummation of a change in control, as defined in his amended and restated employment agreement. We believed that this was appropriate in light of the operational challenges faced by the Company at the time Mr. Moriarty was hired and at the time we entered into his amended and restated employment agreement, and we wanted to ensure that Mr. Moriarty was sufficiently compensated in the event a strategic transaction was in the best interest of the Company’s stockholders, as a significant portion of his compensation was in the form of equity awards. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments.

Tax, Accounting and Other Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Securities Exchange Act of 1934 because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our compensation committee’s control also affect the deductibility of compensation. Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments or acceleration of vesting of stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code.

However, the compensation committee may, in its judgment and discretion, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. Notwithstanding such judgment and discretion, each of the current employment agreements with our named executive officers provides that, to the extent that any payment or benefit to be received by such named executive officer would be subject to an excise tax under Section 4999 of the Code, such payment and/or benefit will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit payable to the named executive officer than receiving the full amount of any such payments.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of approved assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, RSUs and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. The compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Limitations on Hedging and Pledging Stock

Our Insider Trading Compliance Program, which applies to all of our directors and employees, including our executive officers, prohibits aggressive or speculative stock trading techniques, including the purchase or sale of put or call options related to our common stock which is listed on the NYSE. Furthermore, our Insider Trading Compliance Program only permits the pledge of shares to act as collateral for a margin loan when an executive officer or director is not subject to a designated black-out period, thereby limiting the ability of officers and directors to have margin loans secured by our common stock.

Compensation Committee Report

The following report of the compensation committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board

Brian Regan—Chairperson

Mitchell Stern

John Pleasants

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean Moriarty,	2017	400,000	260,000	1,620,000	—	10,010	2,290,010
Chief Executive Officer	2016	400,000	256,000	3,396,500	—	15,167	4,067,667
	2015	400,000	225,000	—	—	20,527	645,527
Rachel Glaser,	2017	131,250(4)	—(4)	526,500	—	8,011	665,761
Chief Financial Officer	2016	350,000	125,000	265,500	—	11,308	751,808
	2015	251,955	105,000	487,500	655,800	7,090	1,507,345
Jantoon Reigersman,	2017	21,314(5)	—(5)	—(5)	—	—	21,314
Chief Financial Officer
Brian Pike,	2017	350,000	135,000	526,500	—	13,010	1,024,510
Chief Operating Officer and	2016	350,000	125,000	265,500	—	13,090	753,590
Chief Technology Officer	2015	330,673	110,000	132,250	206,670	21,185	800,778
Daniel Weinrot,	2017	300,000	85,000	405,000		10,010	800,010
Executive Vice President,	2016	297,500	80,000	265,500	—	10,090	653,090
Legal and General Counsel	2015	285,000	80,000	66,178	—	47,115	478,293
Dion Camp Sanders,	2017	300,000	70,000	405,000	—	7,524	782,524
Executive Vice President, Marketplaces(6)	2016	125,000	55,000	291,000	149,320	356	620,676

(1)                                 Amounts reflect the discretionary annual cash bonuses paid to each named executive officer with respect to the applicable fiscal year performance. For fiscal 2017, for Mr. Weinrot, the amount also reflects a special one-time bonus of $5,000 in recognition of the completion of certain projects that yielded significant savings for the Company.

(2)                                 Amounts reflect the aggregate grant-date fair value of RSUs or stock options, as applicable, granted in each applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to the named executive officers is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the named executive officer), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)                                 Details regarding the amounts included in “All Other Compensation” for fiscal 2017 are set forth in the following table. Mr. Reigersman joined the Company as its chief financial officer in December 2017 and did not receive any payments from the Company for life/disability premiums or any matching contributions under our 401(k) plan.

Name	Year	Life/ Disability Insurance Premiums ($)	401(k) Plan Matching ($)
Mr. Moriarty	2017	1,010	9,000
Ms. Glaser	2017	323	7,688
Mr. Reigersman	2017	—	—
Mr. Pike	2017	1,010	12,000
Mr. Weinrot	2017	1,010	9,000
Mr. Sanders	2017	774	6,750

(4)                                 Ms. Glaser voluntarily resigned from her position as chief financial officer of the Company in May 2017, and her salary for fiscal 2017 represented a pro-rated portion of her base salary of $350,000 from January 1, 2017 through May 15, 2017, the effective date of her departure from the Company, and she did not receive a discretionary annual cash bonus for 2017.

(5)                                 Mr. Reigersman joined the Company as its chief financial officer in December 2017 and, therefore, was not a named executive officer of the Company in fiscal 2015 or 2016. His salary for fiscal 2017 represents a pro-rated portion of his base salary of $350,000 for the period since his start date through the end of fiscal 2017 and he did not receive a discretionary annual cash bonus for 2017. Since Mr. Reigersman joined the Company in December 2017 and his initial RSU grant was approved at the next regularly scheduled meeting of the compensation committee following his start date in February 2018, he did not receive any RSUs during fiscal 2017.

(6)                                 Mr. Sanders joined the Company on August 1, 2016 and therefore, was not named as an executive officer of the Company in fiscal 2015.

Grants of Plan-Based Awards in 2017

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2017.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Sean Moriarty	February 21, 2017	200,000	1,620,000
Rachel Glaser	February 21, 2017	65,000	526,500
Jantoon Reigersman(3)	—	—	—
Brian Pike	February 21, 2017	65,000	526,500
Daniel Weinrot	February 21, 2017	50,000	405,000
Dion Camp Sanders	February 21, 2017	50,000	405,000

(1)                                 Each award included in this column represents an award of RSUs. The vesting schedule applicable to each of these RSU awards is set forth below under “—Outstanding Equity Awards at 2017 Fiscal Year-End” and, to the extent the awards are subject to accelerated vesting under certain circumstances, those circumstances are described below under “—Potential Payments Upon Termination or Change in Control.” Additional details regarding these RSU awards is set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Long-Term Equity Incentives.”

(2)                                 Amounts reflect the aggregate grant-date fair value of the RSUs granted in 2017, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to the named executive officers is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2018. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the named executive officer), or that the value upon vesting or settlement will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)                                 Since Mr. Reigersman joined the Company in December 2017 and his initial RSU grant was approved at the next regularly scheduled meeting of the compensation committee following his start date in February 2018, he did not receive any RSUs during fiscal 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Below are summaries of the key terms of the employment agreements applicable to our named executive officers (referred to herein as the “employment agreements”). The employment agreements also provide for certain severance and change-in-control payments and benefits, as described below under “Potential Payments Upon Termination or Change in Control.” Additional details regarding the base salaries, discretionary cash bonuses and other benefits provided to our named executive officers for fiscal 2017 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Base Salary”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Discretionary Cash Compensation”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Retirement Savings and Other Benefits” and “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Employee Benefits and Perquisites.” Additional details regarding the material terms of the equity awards granted to our named executive officers in fiscal 2017 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Long-Term Equity Incentives.”

Sean Moriarty.  On August 8, 2014, we entered into an employment agreement with Mr. Moriarty (the “2014 Moriarty Agreement”), which was effective as of August 12, 2014 and was originally scheduled to expire on August 12, 2017. On January 5, 2016, we entered into an Amended and Restated Employment Agreement with Mr. Moriarty (the “2016 Moriarty Agreement”) that became effective as of January 5, 2016 and expires on January 5, 2019, unless earlier terminated. The term of the 2016 Moriarty Agreement is subject to automatic one-year renewal terms unless either we or Mr. Moriarty give written notice of termination at least 90 days prior to the end of the applicable term.

The 2016 Moriarty Agreement set forth Mr. Moriarty’s fiscal 2016 annual base salary of $400,000. Mr. Moriarty’s fiscal 2017 and current annual base salary has remained the same as his fiscal 2016 annual base salary. The 2016 Moriarty Agreement also provides Mr. Moriarty with the opportunity to earn an annual discretionary cash performance bonus targeted at 80% of his base salary in effect for any calendar year, based on the achievement of individual and Company-based performance criteria established by the Company’s Board or compensation committee, after consultation with Mr. Moriarty. For fiscal 2017, Mr. Moriarty’s bonus target was increased to 100% of his annual base salary. Under the 2016 Moriarty Agreement, Mr. Moriarty is eligible to earn an additional discretionary cash bonus if the performance metric(s) applicable to his annual bonus opportunity is or are attained at the “target” level and the full target bonus becomes payable to him. Mr. Moriarty is also entitled to participate in customary health, welfare and fringe benefit plans. Both the 2014 Moriarty Agreement and the 2016 Moriarty Agreement provide for various equity grants.

Rachel Glaser.  In connection with her appointment as our Chief Financial Officer, Ms. Glaser entered into an employment agreement with us on March 4, 2015 (the “Glaser Agreement”), which was effective as of April 13, 2015 until it was terminated upon Ms. Glaser’s resignation in May 2017. The Glaser Agreement provided for an initial annual base salary of $350,000, subject to increase at the discretion of the compensation committee. Ms. Glaser’s fiscal 2017 annual base salary remained the same as her initial annual base salary. The Glaser Agreement also provided Ms. Glaser with the opportunity to earn an annual discretionary cash performance bonus targeted at 60% of her annual base salary in effect for any calendar year, based on the attainment of Company-based operating and financial metrics established by the Company’s Board or compensation committee. Ms. Glaser was entitled to participate in customary health, welfare and fringe benefit plans.

Ms. Glaser resigned as our Chief Financial Officer effective May 15, 2017; in connection with her resignation, Ms. Glaser’s employment agreement was terminated along with any and all severance rights under such agreement and any and all unvested and outstanding equity awards were terminated in accordance with their terms

Jantoon Reigersman.  In November 2017, we entered into an employment agreement with Mr. Reigersman (the “Reigersman Agreement”) in connection with his appointment as Chief Financial Officer, which was effective as of December 11, 2017 and has a term of four years from the effective date, unless earlier terminated. The Reigersman Agreement provides for an annual base salary of $350,000, subject to increase at the discretion of the compensation committee. The Reigersman Agreement also provides Mr. Reigersman with the opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary, based on the attainment of individual and/or Company-based performance criteria established by the Company’s board of directors or compensation committee. Mr. Reigersman is entitled to participate in customary health, welfare and fringe benefit plans. The Reigersman Agreement provides for various equity grants.

Brian Pike.  On October 14, 2014, in connection with his appointment to serve as our Chief Technology Officer, we entered into an employment agreement with Mr. Pike (the “Pike Agreement”). The Pike Agreement set forth Mr. Pike’s initial annual base salary of $300,000. On May 21, 2015, in connection with his appointment to serve as our Chief Operating Officer in addition to our Chief Technology Officer, we entered into an Amended and Restated Employment Agreement with Mr. Pike (the “Amended Pike Agreement”). The Amended Pike Agreement became effective as of May 21, 2015 and has a term of four years from the effective date, unless earlier terminated. The Amended Pike Agreement provides for an annual base salary of $350,000. Mr. Pike’s fiscal 2017 and current annual base salary has remained the same as his fiscal 2016 annual base salary. The Amended Pike Agreement also provides Mr. Pike with an opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary actually paid for such calendar year, based on the attainment of Company performance metrics applicable to senior employees and/or individual performance objectives, in each case as established and approved by the Company’s Board or the compensation committee. Mr. Pike is entitled to participate in customary health, welfare and fringe benefit plans. Both the Pike Agreement and the Amended Pike Agreement provide for various equity grants.

Daniel Weinrot.  In connection with his promotion to Executive Vice President, Legal and General Counsel, Mr. Weinrot entered into a second amended and restated employment agreement with us dated December 1, 2014 (the “Weinrot Agreement”), which was effective as of October 16, 2014, had a term of four years from the effective date and was terminated upon Mr. Weinrot’s resignation in March 2018. Pursuant to the Weinrot Agreement, Mr. Weinrot was entitled to receive an annual base salary of $285,000, which was increased by the compensation committee to $300,000 effective March 1, 2016. Mr. Weinrot’s fiscal 2017 annual base salary remained the same as his fiscal 2016 annual base salary. In addition, Mr. Weinrot was eligible to receive an annual discretionary cash performance bonus targeted at 40% of his annual base salary actually paid for such calendar year based on the achievement of individual and/or Company-based performance criteria established by the Company’s Board or compensation committee. Mr. Weinrot was also eligible to participate in customary health, welfare and fringe benefit plans. The Weinrot Agreement provided for various equity grants.

Mr. Weinrot resigned as our Executive Vice President, Legal and General Counsel effective as of April 1, 2018, and in connection with Mr. Weinrot’s resignation, Mr. Weinrot’s employment agreement was terminated and he entered into the Weinrot Consulting Agreement, which is described below.

Weinrot Consulting Agreement

In connection with his resignation as the our Executive Vice President, Legal and General Counsel, Mr. Weinrot entered into a consulting agreement with us effective as of April 1, 2018, pursuant to which Mr. Weinrot will continue to provide consulting services to us for a period of six months following his resignation (the “Weinrot Consulting Agreement”). In consideration for providing such consulting services and a release of claims against the Company, Mr. Weinrot will receive monthly compensation in an amount of $25,000, which is equal to his monthly base salary as of the final date of his of employment with the Company. In addition, Mr. Weinrot will also (i) receive Company-subsidized COBRA coverage for himself and his eligible dependents for the lesser of six (6) months or until the date on which Mr. Weinrot becomes eligible for coverage by another employer and (ii) be entitled to continued vesting of his outstanding, but unvested, equity awards during the term of the Consulting Agreement through October 1, 2018.

Dion Camp Sanders.  In August 2016, we entered into an employment agreement with Dion Camp Sanders (the “Sanders Agreement”) in connection with his appointment as Executive Vice President, Marketplaces, which was effective as of August 1, 2016 and has a term of four years from the effective date, unless earlier terminated. The Sanders Agreement provides for an annual base salary of $300,000, subject to increase at the discretion of the compensation committee. Mr. Sanders’ fiscal 2017 and current annual base salary has remained the same as his fiscal 2016 annual base salary. The Sanders Agreement also provides Mr. Sanders with the opportunity to earn an annual discretionary cash performance bonus targeted at 30% of his annual base salary actually paid for such calendar year, based on the attainment of individual and/or Company-based performance criteria established by the Company’s Board or compensation committee. Mr. Sanders is entitled to participate in customary health, welfare and fringe benefit plans. The Sanders Agreement provides for various equity grants.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table summarizes, for each named executive officer (except Ms. Glaser), the number of shares of our common stock underlying outstanding equity incentive plan awards as of December 31, 2017. Ms. Glaser resigned as our Chief Financial Officer in May 2017 and as a result, all of her unvested and outstanding equity awards were terminated in accordance with their terms, and no equity awards were held by Ms. Glaser as of December 31, 2017. Unless otherwise indicated in the footnotes, the equity incentive plan awards were granted under the 2010 Plan.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(1)
Sean Moriarty	February 21, 2017(2)	—	—	—	—	200,000	1,980,000
	February 26, 2016(3)	—	—	—	—	62,501	618,760
	January 5, 2016(4)	—	—	—	—	166,667	1,650,003
	August 8, 2014(5)	579,045	115,818	9.77	August 8, 2024	—	—
	August 8, 2014(5)	153,439	30,691	14.66	August 8, 2024	—	—
	August 8, 2014(5)	153,439	30,691	19.54	August 8, 2024	—	—
Jantoon Reigersman	(6)	—	—	—	—	—	—
Brian Pike	February 21, 2017(2)	—	—	—	—	65,000	643,500
	February 26, 2016(3)	—	—	—	—	20,834	327,500
	May 21, 2015(7)	48,437	25,563	5.29	May 21, 2025	—	—
	May 21, 2015(8)	—	—	—	—	12,500	122,813
	December 18, 2014(9)	30,000	—	5.95	December 18, 2024	—	—
	December 18, 2014(10)	77,082	22,918	5.95	December 18, 2024	—	—
	December 18, 2014(11)	—	—	—	—	12,500	163,750
Daniel Weinrot	February 21, 2017(2)	—	—	—	—	50,000	495,000
	February 26, 2016(3)	—	—	—	—	20,834	327,500
	March 4, 2015(12)	—	—	—	—	3,334	43,669
	December 18, 2014(9)	30,000	—	5.95	December 18, 2024	—	—
	October 29, 2014(13)	—	—	—	—	2,500	32,750
	October 29, 2014(14)	47,499	12,501	6.88	October 29, 2024	—	—
	July 15, 2010(9)	5,829	—	13.00	July 15, 2020	—	—
Dion Camp Sanders	February 21, 2017(2)	—	—	—	—	50,000	495,000
	August 2, 2016(15)	16,666	33,334	5.82	August 2, 2026	—	—
	August 2, 2016(16)	—	—	—	—	29,167	288,753

(1)                                 The market value of RSUs that have not vested is calculated based on the closing trading price of a share of our common stock as reported on the NYSE on December 29, 2017 ($9.90), the last trading day of fiscal 2017.

(2)                                 Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2018 and the remaining two-thirds (2/3) of the RSUs subject to this award will vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(3)                                 Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2017, and the remaining two-thirds (2/3) of the RSUs subject to this award will vest in eight (8) substantially equal quarterly installments thereafter, commencing on June 1, 2017, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(4)                                 150,000 of the RSUs subject to this award vested on January 5, 2017. The remaining RSUs subject to this award vest as follows: (i) 200,000 of the RSUs vest in twelve (12) substantially equal monthly installments commencing on February 5, 2017, and (ii) 150,000 of the RSUs will vest in twelve (12) substantially equal monthly installments commencing on February 5, 2018, in each case subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(5)                                 Twenty-five percent (25%) of the shares subject to these stock options vested and became exercisable on August 12, 2015 and an additional 1/48th of the shares subject to these stock options vest and become exercisable on each monthly anniversary of August 12, 2015 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(6)                                 In connection with Mr. Reigersman’s appointment as Chief Financial Officer of the Company, his initial grant was approved by the compensation committee in February 2018; therefore, there were no outstanding equity awards at the end of fiscal 2017.

(7)                                 Twenty-five percent (25%) of the shares subject to this stock option vested and became exercisable on May 21, 2016 and an additional 1/48th of the shares subject to this stock option vest and become exercisable on each monthly anniversary of May 21, 2016 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(8)                                 The RSUs subject to this award vest in four equal annual installments of 6,250 RSUs commencing on May 15, 2016, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(9)                                 This stock option is fully vested.

(10)                          Twenty-five percent (25%) of the shares subject to this stock option vested and became exercisable on November 1, 2015, and an additional 1/48th of the shares subject to this stock option vest and become exercisable on each monthly anniversary of November 1, 2015 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(11)                          Twenty-five percent (25%) of the RSUs subject to this award vested on November 1, 2015 and the remaining RSUs subject to this award vest in twelve (12) substantially equal quarterly installments commencing on February 1, 2016, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(12)                          The RSUs subject to this award vest in three substantially equal annual installments commencing on March 1, 2016, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(13)                          This RSU award vests in 16 substantially equal quarterly installments commencing on February 15, 2015, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(14)                          The shares subject to this stock option vest and become exercisable in 48 substantially equal monthly installments commencing on November 29, 2014, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(15)                          Twenty-five percent (25%) of the shares subject to this stock option will vest and become exercisable on August 1, 2017 and an additional 1/48th of the shares subject to this stock option will vest and become exercisable on each monthly anniversary of August 1, 2017 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(16)                          Approximately one-third (1/3) of the RSUs subject to this award will vest on August 15, 2017, and the remaining two-thirds (2/3) of the RSUs subject to this award will vest in eight (8) substantially equal quarterly installments thereafter, commencing on November 15, 2017, subject to continued service with the Company through each applicable vesting dates and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

2017 Option Exercises and Stock Vested

The following table provides information regarding the vesting of RSU awards and the exercise of stock options for each named executive officer during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sean Moriarty	—	—	420,832	3,084,573
Rachel Glaser	138,888	194,384	29,166	232,911
Brian Pike	—	—	47,916	377,808
Dion Sanders	—	—	20,833	141,873
Daniel Weinrot	4,500	15,975	36,317	286,618

(1)                                 Value realized on exercise is calculated as the product of (a) the number of shares of our common stock for which the stock options were exercised and (b) the difference between the closing price of our common stock as reported on the NYSE on the exercise date and the exercise price per share of the applicable stock options.

(2)                                 Value realized on vesting is calculated as the product of (a) the number of shares of our common stock underlying the RSUs that vested and (b) the closing price of our common stock as reported on the NYSE on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees.

Potential Payments Upon Termination or Change in Control

The following summarizes the payments and benefits that our named executive officers would be entitled to receive upon certain qualifying terminations of employment and/or a change in control. As discussed above under “Compensation Discussion and Analysis,” we believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our named executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the executive’s job security.

Sean Moriarty

Termination of Employment

Pursuant to the 2016 Moriarty Agreement, if Mr. Moriarty’s employment is terminated by the Company without “cause”, by Mr. Moriarty for “good reason” or as a result of Mr. Moriarty’s death or “disability” (each, as defined in the 2016 Moriarty Agreement), then, in addition to payments of accrued compensation and benefits through the date of termination, Mr. Moriarty would be entitled to receive the following benefits:

•                  continuation payments totaling two times Mr. Moriarty’s annual base salary then in effect, payable over the two-year period following the termination of employment (or, in connection with a change in control, as a lump-sum payment);

•                  a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;

•                  a lump-sum payment in an amount equal to a pro-rata portion of Mr. Moriarty’s annual bonus with respect to the fiscal year in which the date of termination occurs (calculated based on the prior year bonus actually paid or, if Mr. Moriarty elects to forego a bonus in a given fiscal year, a pro-rata portion of the annual bonus amount the Company’s compensation committee determined he was eligible to receive for the prior year), payable on the first payroll date occurring on or after the 30th day following the termination date;

•                  Company-paid healthcare continuation coverage for Mr. Moriarty and his dependents for up to eighteen months after the termination date; and

•                  (i) upon a qualifying termination outside the change in control context, accelerated vesting of each then unvested equity award held by Mr. Moriarty on the termination date with respect to the number of shares underlying each such equity award that would have vested over the one-year period immediately following the termination date had such qualifying termination not occurred, provided that if Mr. Moriarty had been terminated within one year of the effective date of the 2016 Moriarty Agreement, he would have been entitled to accelerated vesting with respect to 50% of the total 2016 RSU Award on the termination date; or (ii) upon a qualifying termination in connection with a change in control, full accelerated vesting of each then-outstanding and unvested equity award held by Mr. Moriarty on the later of the termination date and the date of such change in control.

Mr. Moriarty’s right to receive the severance payments, benefits and equity accelerations described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by Mr. Moriarty would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Moriarty than receiving the full amount of such payments.

Change in Control

If Mr. Moriarty remains employed by the Company through the consummation of a change in control (as defined in his employment agreement), (i) each then-unvested stock option granted to Mr. Moriarty in August 2014 in connection with Mr. Moriarty entering into the 2014 Moriarty Agreement (collectively, the “2014 Moriarty Stock Options”) will vest and become exercisable immediately prior to the change in control with respect to 50% of the total number of shares underlying such 2014 Moriarty Stock Option (or such lesser number of shares subject to such 2014 Moriarty Stock Option that remains unvested immediately prior to such change in control); and (ii) any unvested portion of the 2016 RSU Award will vest in full immediately prior to the change in control. If a change in control had occurred on December 31, 2017, Mr. Moriarty would have received $3,275,000, which represents the aggregate value of his accelerated RSUs based on the closing price of the Company’s common stock on December 29, 2017 (the last trading day of fiscal 2017). Mr. Moriarty would not have received any payments with respect to the unvested 2014 Moriarty Stock Options because all of such options that would have vested on an accelerated basis have a per share exercise price that is higher than the Company’s closing stock price for a share of its common stock on December 29, 2017.

Rachel Glaser

Ms. Glaser voluntarily resigned as our Chief Financial Officer on May 15, 2017 and, accordingly, she was not entitled to any severance or change in control payments and/or benefits under her employment agreement. In connection with her resignation, Ms. Glaser’s employment agreement was terminated along with her severance rights.

Jantoon Reigersman; Brian Pike; Daniel Weinrot; Dion Camp Sanders

If the employment of Mr. Reigersman, Mr. Pike, Mr. Weinrot or Mr. Sanders is terminated by the Company without “cause,” by the executive for “good reason” in connection with a “change in control,” or as a result of the executive’s death or “disability” (each, as defined in the applicable employment agreement), then, in addition to payments of accrued compensation and benefits through the date of termination, the executive would be entitled to receive the following:

•                   a lump-sum payment in an amount equal to six months of his annual base salary in effect on the date of termination, payable on the 60th day following the date of termination;

•                   a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are generally paid for such year;

•                   Company-paid healthcare continuation coverage for the executive and his dependents for up to six months after the termination date; and

•                   upon a qualifying termination in connection with a change in control, all outstanding equity awards held by the executive shall vest and, as applicable, become exercisable on the later of the termination date and the date of such change in control.

The executive’s right to receive the severance payments, benefits and equity accelerations described above is subject to the executive’s delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by the executive would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

Summary of Potential Payments

The following table summarizes the payments that would have been made to our named executive officers upon certain qualifying terminations of employment or service, as the case may be, including in connection with a change in control, assuming that each named executive officer’s termination of employment, as the case may be, with the Company occurred on December 31, 2017 and, where relevant, that a change in control of the Company occurred on December 31, 2017. Amounts shown in the table below do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)(1)	Termination for Good Reason Not in Connection with a Change in Control ($)(1)	Termination due to death or Disability Not in Connection with a Change in Control ($)(1)	Qualifying Termination in Connection with a Change in Control ($)(2)
Sean Moriarty	Cash Severance(3)	1,056,000	1,056,000	1,056,000	1,056,000
	Value of Accelerated Vesting of RSUs(4)	3,176,207	3,176,207	3,176,207	4,248,763
	Value of Accelerated Vesting of Stock Options(5)	15,056	15,056	15,056	15,056
	Value of Continued Health Care Coverage Premiums(6)	45,546	45,546	45,546	45,546
	Total	4,292,810	4,292,810	4,292,810	5,365,366
Jantoon Reigersman	Cash Severance(3)	175,000	—	175,000	175,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	—
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	—
	Value of Continued Health Care Coverage Premiums(6)	—	—	—	—
	Total	175,000	—	175,000	175,000
Brian Pike	Cash Severance(3)	310,000	—	310,000	310,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	1,097,257
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	212,982
	Value of Continued Health Care Coverage Premiums(6)	15,043	—	15,043	15,043
	Total	325,043	—	325,043	1,635,282
Daniel Weinrot	Cash Severance(3)	235,000	—	235,000	235,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	759,013
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	37,753
	Value of Continued Health Care Coverage Premiums(6)	15,182	—	15,182	15,182
	Total	250,182	—	250,182	1,046,948
Dion Camp Sanders	Cash Severance(3)	220,000	—	220,000	220,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	783,753
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	136,003
	Value of Continued Health Care Coverage Premiums(6)	13,478	—	13,478	13,478
	Total	233,478	—	233,478	1,153,234

(1)                                 Each of these columns reflects potential termination payments for terminations that are not in connection with a change in control, as defined in the respective employment agreements.

(2)                                 “Qualifying Terminations in connection with a Change in Control” include terminations without “cause”, for “good reason” and due to death or “disability”, in each case as defined in the respective employment agreements. The timing for what constitutes a Qualifying Termination “in connection with a Change in Control” is set forth in each employment agreement.

(3)                                 Represents cash severance provided under the respective employment agreement consisting of continuation payments of base salary (2 years for Mr. Moriarty and six months for the other named executive officers) and earned but unpaid bonus for fiscal 2017. Since our bonuses for fiscal 2017 were discretionary, for purposes of this table, earned and unpaid bonuses for fiscal 2017 are based on actual bonuses paid for fiscal 2017.

(4)                                 Represents the aggregate value of the executive’s unvested RSUs that would have vested on an accelerated basis, calculated by multiplying the number of accelerating RSUs by our closing stock price on December 29, 2017 ($9.90).

(5)                                 Represents the aggregate value of the executive’s unvested stock options that would have vested on an accelerated basis, to the extent that such stock options have an exercise price lower than our closing stock price on December 29, 2017 ($9.90). The aggregate value is calculated by multiplying the number of accelerating stock options by the difference between the closing stock price of a share of our common stock on the NYSE on December 29, 2017 and the per share exercise price of such stock options. The named executive officers would not have received any payments with respect to other unvested stock options that have a per share exercise price that is higher than a share of our closing stock price on December 29, 2017.

(6)                                 Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer’s employment agreement (18 months for Mr. Moriarty and six months for the other named executive officers), based on our then-applicable costs to provide such coverage. In accordance with the Company’s standard policies, Mr. Reigersman was not eligible to participate in our health and welfare program until January 1, 2018.

CEO PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Mr. Moriarty. The paragraphs that follow describe our methodology and the resulting CEO Pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2017.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total compensation of our employees.   Specifically, we identified the median employee by looking at annual base pay, commissions/bonuses earned, the aggregate grant date fair value for equity awards granted, and life/disability insurance premiums and 401(K) employer matching contributions paid, and employed the calculation methodology laid out below.

Compensation Component	Calculation Methodology

Base Salary Compensation

We used actual 2017 earnings from payroll records for permanent full-time and part-time employees hired prior to January 1, 2017 and annualized earnings for permanent full-time and part-time employees hired thereafter.

Commission Compensation

We used actual 2017 commission payments from payroll records for permanent full-time and part-time employees hired prior to January 1, 2017 and annualized commission payments for permanent full-time and part-time employees hired thereafter.

Bonus Compensation

We used actual 2017 bonus payments from payroll records for permanent full-time and part-time employees hired prior to January 1, 2017. For permanent full-time and part-time employees hired after January 1, 2017, we assumed that they were paid at 72% of their target bonuses set at their hire date. We used 72% of target because that was the average percentage of the bonus target paid in 2017.

Equity Compensation	We used the aggregate grant date fair value of equity awards actually granted during fiscal 2017, computed in accordance with ASC Topic 718.

Life/Disability Insurance Premiums

We used the actual premiums paid for permanent full-time and part-time employees hired before January 1, 2017 and annualized the premiums paid for basic life insurance, basic accidental death and dismemberment insurance, short-term disability and long-term disability, based on the individual’s base salary, for permanent full-time and part-time employees hired thereafter.

401K Matching Contributions

We used actual 2017 401(K) employer matching contributions from payroll records for permanent full-time and part-time employees hired prior to January 1, 2017 and annualized 401(K) employer matching contributions for permanent full-time and part-time employees hired thereafter.

De Minimis Exception

We have excluded our seven non-U.S. employees, which represented less than 5% of our total work of 285 employees at December 31, 2017. Of the seven non-U.S. employees, four employees were in the United Kingdom, two employees were in Argentina and one employee was in Australia.

Methodology and Pay Ratio

After applying our CACM methodology and excluding the employees listed above, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $120,547. Our CEO’s compensation as reported in the Summary Compensation Table was $2,290,010. Therefore, our CEO to median employee pay ratio is 19:1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by stockholders(2)	4,028,826(3)	$9.09	5,110,516(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	4,028,826	$9.09	5,110,516

(1)                                 The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price. There are no warrants or other rights outstanding.

(2)                                 Consists of the 2006 Plan, the 2010 Plan, and the Leaf Group Ltd. 2010 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2006 Plan.

(3)                                 Under the ESPP, eligible employees are permitted to purchase shares of our common stock at a discount on certain dates through payroll deductions within a pre-determined offering period. Accordingly, the number of shares of common stock to be issued upon exercise of outstanding rights under the ESPP as of December 31, 2017 is not determinable and is therefore not included.

(4)                                 Includes (i) 3,490,358 shares available for issuance under the 2010 Plan and (ii) 1,620,158 shares reserved for issuance under the ESPP. The aggregate number of securities available for issuance under awards granted pursuant to the 2010 Plan as of December 31, 2017 is equal to the sum of (i) 5,110,516 shares; plus (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason after December 31, 2017; plus (iii) an annual increase in shares on the first day of each calendar year through 2020. The annual increase will be equal to the lesser of (A) 1,200,000 shares, (B) 5% of our common stock outstanding on the last day of the prior calendar year or (C) such smaller number of shares as may be determined by the Board or the compensation committee of the Board. Shares available for issuance under the 2010 Plan can be granted pursuant to stock options, restricted stock, RSU and other incentive awards selected by the plan administrator and shares subject to forfeited or expired awards under the 2010 plan are available for future grant. As of December 31, 2017, 22,480 shares were subject to purchase based upon the payroll deductions to that date under the ESPP for the current purchase period, which runs until May 15, 2018.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 18, 2018 for:

•                  each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our current directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 24,752,763 shares of common stock outstanding at April 18, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and/or RSUs held by that person or entity that are currently exercisable or exercisable within 60 days of April 18, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Name of Beneficial Owner	Shares of Common Stock Owned	Rights to Acquire Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders
Entities affiliated with Oak Investment Partners(2)	4,487,062	—	4,487,062	18.1%
Entities affiliated with Spectrum Equity(3)	2,770,540	—	2,770,540	11.3%
Entities affiliated with Osmium Partners(4)	2,169,207	711,700	2,880,907	11.6%
Directors and Named Executive Officers
Sean Moriarty(5)	252,389	1,054,921	1,307,310	5.3%
Jantoon Reigersman	—	—	—	—
Brian Pike(6)	76,836	179,441	256,277	1.0%
Daniel Weinrot(7)	44,065	87,854	131,919	*
Dion Camp Sanders(8)	26,995	25,692	52,687	*
John A. Hawkins(9)	799,999	—	799,999	3.2%
Victor E. Parker(10)	2,770,540	—	2,770,540	11.2%
John Pleasants(11)	6,920	17,905	24,825	*
James R. Quandt(12)	60,801	38,516	99,317	*
Brian M. Regan(13)	14,451	28,457	42,908	*
Jennifer Schulz(14)	11,920	17,905	29,825	*
Mitchell Stern(15)	12,321	29,454	41,775	*
All current executive officers and directors (including nominees) as a group (12 persons)	4,077,237	1,480,145	5,557,382	22.5%

*                                         Represents beneficial ownership of less than 1%.

(1)                                 Represents shares which the person or group has a right to acquire within sixty (60) days of April 18, 2018, upon the exercise of options or the vesting of RSUs. Does not include RSUs that vest more than sixty (60) days after April 18, 2018.

(2)                                 Based upon a Schedule 13G filed with the SEC on February 13, 2012 by Oak Investment Partners XI, Limited Partnership, Oak Associates XI, LLC, Oak Investment Partners XII, Limited Partnership, Oak Associates XII, LLC and Oak Management Corporation (“Oak Management”). Includes (i) 2,948,287 shares held by Oak Investment Partners XI, Limited Partnership (“Oak XI”) and (ii) 1,538,775 shares held by Oak Investment Partners XII, Limited Partnership (“Oak XII”). Oak XI has sole voting and dispositive power over the shares it holds and Oak XII has sole voting and dispositive power over the shares it holds. Oak Associates XI, LLC is the general partner of Oak XI and may be deemed to share voting and dispositive power over the shares held by Oak XI. Oak Associates XII, LLC is the general partner of Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XII. Oak Management is the manager of Oak XI and Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XI and Oak XII. Fredric W. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and Oak Associates XII, LLC, as described below in footnote (10). The address of each of the entities listed is c/o Oak Management Corporation, 525 University Avenue, Suite 1300, Palo Alto, CA 94301.

(3)                                 Based upon a Schedule 13G/A filed with the SEC on January 21, 2015 by Spectrum Equity Investors V, L.P. (“SEI V”), Spectrum Equity Associates V, L.P. (“SEA V”), SEA V Management, LLC (“SEA V Management”) and Spectrum V Investment Managers’ Fund, L.P. (“IMF V” and together with SEI V, SEA V and SEA V Management, the “Spectrum Funds”). Includes (i) 2,756,688 shares held by SEI V and (ii) 13,852 shares held by IMF V. SEA V is the sole general partner of SEI V. SEA V Management is the sole general partner of SEA V and the sole general partner of IMF V. Victor E. Parker, one of our directors, is one of the non-controlling managing directors of SEA V Management, as described below in footnote (12). By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Spectrum Funds may be deemed to share the power to direct the disposition and vote of the 2,770,540 aggregate shares held by the Spectrum Funds. Each of the Spectrum Funds and each of the managing directors of SEA V Management (described below in footnote (12)) disclaim any beneficial ownership of the shares held by the Spectrum Funds, except for any shares held of record and except to the extent of any individual pecuniary interest therein. The principal business address of each of the Spectrum Funds is Spectrum Equity Investors, 140 New Montgomery, 20th Floor, San Francisco, CA 94105.

(4)                                 Shares of common stock owned are based upon a Form 3 filed with the SEC on January 26, 2017 by John H. Lewis, individually and as the managing member of Osmium Partners, LLC (“Osmium Partners”), which serves as the general partner of Osmium Capital, LP (the “Fund”), Osmium Capital II, LP (“Fund II”), Osmium Spartan, LP (“Fund III”) and Osmium Diamond, LP (“Fund IV”) (all of the foregoing, collectively, the “Osmium Funds”). Includes (i) 578,064 shares held by the Fund, (ii) 969,239 shares held by Fund II, (iii) 253,502 shares held by Fund III and (iv) 368,402 shares held by Fund IV. In addition, based upon Form 3s and Form 4s filed by the Osmium Funds between January 26, 2017 and November 17, 2017, the Osmium Funds collectively hold call options to purchase approximately 711,700 shares of our common stock. Mr. Lewis and Osmium Partners may be deemed to share voting and dispositive power with the Osmium Funds with respect to the shares held by each Osmium Fund. Mr. Lewis, Osmium Partners and each Osmium Fund disclaim beneficial ownership with respect to any shares other than the shares each Osmium Fund owns directly. The principal business address of Mr. Lewis, Osmium Partners and each of the Osmium Funds is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904.

(5)                                 Shares of common stock owned consists of 252,389 shares held directly by Mr. Moriarty. The rights to acquire common stock includes 1,018,811 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018 and 36,110 shares subject to RSUs that will vest within 60 days of April 18, 2018.

(6)                                 Shares of common stock owned consists of 76,836 shares held directly by Mr. Pike. The rights to acquire common stock includes 175,831 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018 and 3,610 shares subject to RSUs that will vest within 60 days of April 18, 2018.

(7)                                 Shares of common stock owned consists of 44,065 shares held directly by Mr. Weinrot. The rights to acquire common stock includes 85,078 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018 and 2,776 shares subject to RSUs that will vest within 60 days of April 18, 2018.

(8)                                 Shares of common stock owned consists of 26,995 held directly by Mr. Sanders. The rights acquire common stock includes 22,916 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018 and 2,776 shares subject to RSUs that will vest within 60 days of April 18, 2018.

(9)                                 Includes (i) 793,190 shares held by Generation Capital Partners II LP (“GCP”) and (ii) 6,809 shares held by Generation Members’ Fund II LP (“GMF,” and together with GCP, the “Generation Funds”). Mr. Hawkins is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by Mr. Hawkins and the Generation Funds. Mr. Hawkins disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Suite 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831.

(10)                          Includes 2,770,540 shares held by the Spectrum Funds as described in footnote (3) above. Mr. Parker is a non-controlling managing director of SEA V Management. Mr. Parker has shared power to vote and dispose of the shares held by the Spectrum Funds with the other managing directors of SEA V Management (Brion B. Applegate, William P. Collatos, Randy J. Henderson, Kevin J. Maroni and Christopher T. Mitchell). Mr. Parker is also a limited partner in SEA V and IMF V. Mr. Parker and each of the other managing directors of SEA V Management disclaim any beneficial ownership of the shares held by the Spectrum Funds, except to the extent of any individual pecuniary interest therein. The address of Mr. Parker is Spectrum Equity Investors, 140 New Montgomery, 20th Floor, San Francisco, CA 94105.

(11)                          Shares of common stock owned consists of 6,920 held directly by Mr. Pleasants. The rights acquire common stock includes 17,905 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018.

(12)                          Shares of common stock owned consists of 60,801 shares held directly by Mr. Quandt. The rights to acquire common stock includes 34,492 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 20, 2017, and 4,024 shares subject to RSUs that will vest within 60 days of April 18, 2018.

(13)                          Shares of common stock owned consists of 14,451 shares held directly by Mr. Regan. The rights to acquire common stock includes 21,342 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018, and 28,457 shares subject to RSUs that will vest within 60 days of April 18, 2018. Although Mr. Regan is currently Managing Director and Chief Financial Officer of Spectrum Equity Investors, he is not affiliated with any of the Spectrum Funds and does not have any beneficial interest (direct or indirect) in any of the shares held by the Spectrum Funds.

(14)                          Shares of common stock owned consists of 6,920 held directly by Ms. Schulz as a result of the vesting of previously granted RSUs, plus an additional 5,000 shares held by Ms. Schulz which were acquired via open market purchases prior to Ms. Schulz joining the Board. The rights acquire common stock includes 17,905 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018.

(15)                          Shares of common stock owned consists of 12,321 shares held directly by Mr. Stern. The rights to acquire common stock includes 29,454 shares subject to stock options that are exercisable or will become exercisable within 60 days of April 18, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Our Board has adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of transactions between the Company and its directors, director nominees, executive officers, beneficial holders of more than 5% of our common stock and their respective immediate family members. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers any related party transaction in which the amount involved exceeds $100,000, only related party transactions in which the amount involved exceeds $120,000 are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the lower $100,000 threshold for approval of related party transactions because we believe it is important and appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000, as opposed to $120,000.

Pursuant to our related party transaction policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. Related party transactions may only be consummated if our audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only from (a) his or her position as a director of another entity that is party to the transaction, (b) an equity interest of less than 5% in another entity that is party to the transaction, or (c) a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our Company that provides all holders of such class of equity securities with the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

Related Party Transactions

Described below are related party transactions to which we were a party during our last fiscal year, or to which we will be a party, in which the amounts involved exceeded or will exceed $120,000.

Indemnification Agreements.  We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Leaf Group’s audited financial statements as of and for the year ended December 31, 2017.

The audit committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2017, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from us. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Audit Committee of the Board

Mitchell Stern—Chairperson

Jennifer Schulz

James R. Quandt

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates.

Based solely on a review of copies of such forms that we received from such persons with respect to their transactions in fiscal 2017, and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the Section 16(a) reporting requirements.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2019 proxy statement, your proposal must be received by us no later than December 28, 2018, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2019 annual stockholder meeting, without such nomination or business being included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 12, 2019 and no later than March 14, 2019; provided that if the date of the annual meeting is earlier than May 13, 2019 or later than August 11, 2019, you must give notice not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2019 annual meeting is increased after March 14, 2019, and there is no public announcement by us naming all of the nominees for director by March 4, 2019, notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to us by the close of business on the 10th day following the day on which we first make such public announcement.

The nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential director nominees to be presented at the 2019 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2019 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 1655 26th Street, Santa Monica, California 90404, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404, or contact Investor Relations by telephone at (310) 656-6253.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the sections of this proxy statement titled “Audit Committee Report” and “Compensation Committee Report” will not be incorporated by reference into any of those prior filings, nor will such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may be obtained for free by directing written requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov, or on the investor relations page of our website, http://ir.leafgroup.com/investor-overview/proxy-and-annual-meeting/default.aspx.

Other Matters

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California April 30, 2018

LEAF GROUP LTD. 1655 26TH STREET SANTA MONICA, CA 90404

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors	☐	☐	☐

Nominees

1a.	Victor Parker	1b. Mitchell Stern	1c. John Pleasants

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of Leaf Group Ltd. for the fiscal year ending December 31, 2018.	☐	☐	☐

3.	Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

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LEAF GROUP LTD.
Annual Meeting of Stockholders
June 12, 2018 2:00 PM (PDT)
1655 26th Street, Santa Monica, CA 90404
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Sean Moriarty, Jantoon Reigersman, and Adam Wergeles, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Leaf Group Ltd. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on June 12, 2018 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side